Exhibit 99.1
FINANCIAL INFORMATION
Financial Statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED BALANCE SHEETS
(In Thousands)

	June 28,	December 28,
	2009	2008
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$582,461	$63,080
Restricted cash equivalents	2,481	20,792
Accounts and notes receivable	86,286	91,347
Inventories	24,386	24,647
Prepaid expenses and other current assets	36,635	23,650
Deferred income tax benefit	47,996	28,337
Advertising funds restricted assets	84,686	81,139
Total current assets	864,931	332,992
Restricted cash equivalents	6,469	6,462
Investments	96,397	96,523
Properties	1,689,120	1,754,920
Goodwill	875,138	859,052
Other intangible assets	1,402,464	1,411,420
Deferred costs and other assets	60,114	40,969
Total assets	$4,994,633	$4,502,338

LIABILITIES AND INVESTED EQUITY

Current liabilities:
Current portion of long-term debt	$28,148	$29,537
Accounts payable	92,733	135,245
Accrued expenses and other current liabilities	252,810	230,763
Advertising funds restricted liabilities	84,686	81,139
Total current liabilities	458,377	476,684
Long-term debt	1,482,012	1,060,150
Due to Wendy’s/Arby’s	3,479	11,785
Deferred income	35,719	16,860
Deferred income taxes	551,729	526,658
Other liabilities	165,484	155,426
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, issued and outstanding	-	-
Equity investments	2,964,354	2,958,921
Accumulated deficit	(488,336)	(506,511)
Advances to Wendy’s/Arby’s	(155,000)	(155,000)
Accumulated other comprehensive loss	(23,185)	(42,635)
Total invested equity	2,297,833	2,254,775
Total liabilities and invested equity	$4,994,633	$4,502,338

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In Thousands)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Sales	$816,195	$291,340	$1,589,438	$572,919
Franchise revenues	96,492	21,674	187,233	42,949
	912,687	313,014	1,776,671	615,868
Costs and expenses:
Cost of sales	686,462	244,992	1,362,404	478,437
General and administrative	103,759	34,196	213,063	71,658
Depreciation and amortization	43,855	15,265	95,059	30,103
Impairment of long-lived assets	6,524	1,338	13,404	1,417
Facilities relocation and restructuring	3,013	(41)	4,166	127
Other operating expense (income), net	209	-	1,732	(487)
	843,822	295,750	1,689,828	581,255
Operating profit	68,865	17,264	86,843	34,613
Interest expense	(30,649)	(13,547)	(52,363)	(27,816)
Other income (expense), net	77	194	(4,721)	457
Income before income taxes	38,293	3,911	29,759	7,254
Provision for income taxes	(14,038)	(1,800)	(11,584)	(2,944)
Net income	$24,255	$2,111	$18,175	$4,310

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended
	June 28,	June 29,
	2009	2008
	(Unaudited)
Cash flows from continuing operating activities:
Net income	$18,175	$4,310
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	95,059	30,103
Net receipt of deferred vendor incentive	19,532	7,295
Impairment of long-lived assets	13,404	1,417
Write-off and amortization of deferred financing costs	11,815	1,199
Non-cash rent expense	6,915	28
Share-based compensation provision	6,728	2,542
Equity in earnings in joint venture	(3,643)	-
Distributions received from joint venture	7,106	-
Other operating transactions with Wendy’s/Arby’s	(8,306)	(15,000)
Deferred income tax benefit, net	(2,416)	3,276
Other, net	15,831	(1,275)
Changes in operating assets and liabilities:
Accounts and notes receivable	178	(1,836)
Inventories	324	787
Prepaid expenses and other current assets	(11,105)	21,031
Accounts payable, accrued expenses and other current liabilities	(7,235)	(22,271)
Net cash provided by continuing operating activities	162,362	31,606
Cash flows from continuing investing activities:
Capital expenditures	(40,015)	(40,443)
Proceeds from dispositions	7,680	80
Cost of acquisitions, less cash acquired	-	(9,537)
Other, net	811	(169)
Net cash used in continuing investing activities	(31,524)	(50,069)
Cash flows from continuing financing activities:
Proceeds from long-term debt	553,776	19,622
Repayments of long-term debt	(137,963)	(27,781)
Deferred financing costs	(29,613)	-
Other, net	1,640	-
Net cash (used in) provided by continuing financing activities	387,840	(8,159)
Net cash provided by (used in) continuing operations before effect of exchange rate changes on cash	518,678	(26,622)
Effect of exchange rate changes on cash	703	-
Net cash provided by (used in) continuing operations	519,381	(26,622)
Net cash provided by discontinued operations	-	3
Net increase (decrease) in cash and cash equivalents	519,381	(26,619)
Cash and cash equivalents at beginning of period	63,080	44,056
Cash and cash equivalents at end of period	$582,461	$17,437

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended
	June 28,	June 29,
	2009	2008
	(Unaudited)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$43,957	$25,553
Income taxes, net of refunds, to non-affiliates	$3,447	$1,395
Supplemental schedule of noncash investing and financing activities:
Total capital expenditures	$44,196	$46,483
Capital expenditures paid in cash	(40,015)	(40,443)
Amounts representing capitalized lease and certain sales-leaseback obligations	$4,181	$6,040

Non-cash additions to long-term debt from acquisitions	$-	$9,574

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(1)       Basis of Presentation

The accompanying condensed combined financial statements (the “Financial Statements”) of Wendy’s/Arby’s Restaurants, LLC (“Wendy’s/Arby’s Restaurants” and, together with its subsidiaries, the “Company”, “we”, “us” or “our”) (which was formerly named Wendy’s International Holdings, LLC ), a direct wholly owned subsidiary of Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s”), have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In our opinion, however, the Financial Statements contain all adjustments necessary to present fairly our financial position as of June 28, 2009 and results of our operations for the three months and six months ended June 28, 2009 and June 29, 2008 and our cash flows for the six months ended June 28, 2009 and June 29, 2008. The results of operations for the three months and six months ended June 28, 2009 are not necessarily indicative of the results to be expected for the full 2009 fiscal year. The results of operations for the six months ended June 29, 2008 do not include the results of operations of Wendy’s International, Inc. (“Wendy’s”) as such periods occurred prior to the merger with Wendy’s.  These Financial Statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Wendy’s/Arby’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (the “Form 10-K”).  In addition, in preparing the Financial Statements, we have reviewed and considered all significant events occurring subsequent to June 28, 2009 and up until August 12, 2009, the date of the issuance of the Financial Statements.

 Wendy’s/Arby’s Restaurants was formed by Wendy’s/Arby’s (formerly Triarc Companies, Inc. or “Triarc”) as a wholly-owned subsidiary holding company in October 2008.  Wendy’s/Arby’s Restaurants’ sole asset at formation consisted of the contribution by Wendy’s/Arby’s of its investment in Wendy’s.  All of the outstanding common stock of Wendy’s was acquired by Triarc on September 29, 2008 and at that same time Triarc changed its name to Wendy’s/Arby’s.  In March 2009, Wendy’s/Arby’s contributed its longstanding investment in Arby’s Restaurant Group, Inc. and subsidiaries (“ARG” or “Arby’s”) to Wendy’s/Arby’s Restaurants.  Wendy’s/Arby’s Restaurants has no assets or operations other than those of Wendy’s and Arby’s.

The combined financial statements present the historical results of Arby’s and Wendy’s as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented.  The combined financial statements have been derived from the consolidated financial statements and historical accounting records of Wendy’s/Arby’s.  Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s.  As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

We report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. All three-month periods presented contain 13 weeks and all six-month periods presented contain 26 weeks. Because our 2009 fiscal year, ending on January 3, 2010, will contain 53 weeks, our fourth quarter will contain 14 weeks. All references to years and quarters relate to fiscal periods rather than calendar periods.

(2)       Acquisitions and Dispositions

Merger with Wendy’s International, Inc.

On September 29, 2008, Wendy’s/Arby’s completed the merger with Wendy’s (“Wendy’s Merger”) as described in the Wendy’s/Arby’s Form 10-K for the year ended December 28, 2008.  The results of operations and cash flows of Wendy’s® have been included in the accompanying unaudited Condensed Combined Statements of Operations and Cash Flows for the three months and six months ended June 28, 2009, but have not been included in such Financial Statements for the three months and six months ended June 29, 2008.

The preliminary allocation of the Wendy’s Merger consideration to the assets acquired and liabilities assumed, which remains subject to finalization, is as follows:

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

Value of shares of Wendy’s/Arby’s common stock issued in exchange for Wendy’s common shares	$2,476,197
Value of Wendy’s stock options that have been converted into Wendy’s/Arby’s options	18,296
Estimated Wendy’s Merger costs	21,028
Total estimated merger consideration	2,515,521

Net book value of Wendy’s assets acquired and liabilities assumed	796,588
Less: Wendy’s historical goodwill acquired	(83,794)
Net book value of Wendy’s assets acquired and liabilities assumed	712,794
Excess of merger consideration over book value of Wendy’s assets acquired and liabilities assumed	1,802,727
Change in fair values of assets and liabilities allocated to:
(Increase)/decrease in:
Current assets
Accounts and notes receivable	(694)
Prepaid expenses and other current assets	985
Investments	(64,169)
Properties	(47,622)
Other intangible assets
Trademark	(900,109)
Franchise agreements	(353,000)
Favorable leases	(122,438)
Computer software	9,572
Deferred costs and other assets	(377)

Increase/(decrease) in:
Accrued expenses and other current liabilities	2,035
Long-term debt, including current portion of $228	(56,337)
Other liabilities	(36,960)
Unfavorable leases	70,762
Deferred income tax liability	557,220
Total adjustments	(941,132)
Goodwill	$861,595

         Summarized below is the change in goodwill during the six months ended June 28, 2009 resulting from changes in the estimated merger consideration and in the preliminary allocation of the revised merger consideration to the estimated fair vales of assets acquired and liabilities assumed:

Goodwill as reported at December 28, 2008	$850,908
Change in total estimated merger consideration:
Decrease in the value of Wendy’s stock options that have been converted into Wendy’s/Arby’s options	(199)
Increase in Wendy’s Merger costs	325
Changes to fair values of assets and liabilities:
Increase in properties	(2,704)
Increase in favorable leases	(5,170)
Increase in computer software	6
Decrease in accrued expenses and other current liabilities	(3,506)
Increase in other liabilities	9,614
Increase in unfavorable leases	6,709
Increase in deferred income tax liability	5,612
Goodwill as reported at June 28, 2009	$861,595

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

The following unaudited supplemental pro forma condensed combined summary operating data (the "As Adjusted” data) of the Company for the three months and six months ended June 29, 2008 has been prepared by adjusting the historical data as set forth in the accompanying unaudited Condensed Combined Statements of Operations to give effect to the Wendy’s Merger as if it had been consummated as of December 31, 2007:

	Three months ended June 29, 2008		Six months ended June 29, 2008
	As Reported	As Adjusted	As Reported	As Adjusted
Revenues:
Sales	$291,340	$847,425	$572,919	$1,642,021
Franchise revenues	21,674	97,823	42,949	189,007
Total revenues	313,014	945,248	615,868	1,831,028
Operating profit	17,264	54,397	34,613	83,099
Net income	2,111	21,435	4,310	26,022

This As Adjusted data is presented for comparative purposes only and does not purport to be indicative of the Company's actual results of operations had the Wendy’s Merger actually been consummated as of December 31, 2007 or of the Company's future results of operations.

Other acquisitions

We completed the acquisitions of the operating assets, and assumed liabilities, of 45 Arby’s® franchised restaurants during the six months ended June 29, 2008. The total then estimated consideration for the acquisitions was $15,807 consisting of (1) $8,890 of cash (before consideration of $45 of cash acquired), (2) the assumption of $6,239 of debt and (3) $678 of related estimated expenses. The aggregate purchase price of $16,294 also included $693 of losses from the settlement of unfavorable franchise rights and a $1,180 gain on the termination of subleases both included in “Other operating expense (income), net”.

Dispositions

During the first half of 2009, the Company received proceeds from dispositions of $7,680 consisting of $3,384 from the sale of ten Wendy’s units to a franchisee and $4,296 related to other dispositions. These sales resulted in a net gain of $304 which is included in “Depreciation and amortization”.

(3)	Debt

Senior Notes

On June 23, 2009, Wendy’s/Arby’s Restaurants issued $565,000 principal amount of Senior Notes (the “Senior Notes”). The Senior Notes will mature on July 15, 2016 and accrue interest at 10.00% per annum, payable semi-annually on January 15 and July 15, with the first payment on January 15, 2010. The Senior Notes were issued at 97.533% of the principal amount, representing a yield to maturity of 10.50% and resulting in net proceeds paid to us of $551,061. The $13,939 discount will be accreted and the related charge included in “Interest expense” until the Senior Notes mature. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain direct and indirect domestic subsidiaries of Wendy’s/Arby’s Restaurants (collectively, the “Guarantors”).

Wendy’s/Arby’s Restaurants incurred approximately $20,173 in costs related to the issuance of the Senior Notes which will be amortized to “Interest expense” over the Senior Notes’ term utilizing the effective interest method.

An Indenture dated as of June 23, 2009 among Wendy’s/Arby’s Restaurants, the Guarantors and U.S. Bank National Association, as trustee, includes certain customary covenants that, subject to a number of important exceptions and qualifications, limit the ability of Wendy’s/Arby’s Restaurants and its restricted subsidiaries to, among other things, incur debt or issue preferred or disqualified stock, pay dividends on equity interests, redeem or repurchase equity interests or prepay or repurchase subordinated debt, make some types of investments and sell assets, incur certain liens, engage in transactions with affiliates (except on an arms-length basis), and consolidate, merge or sell all or substantially all of their assets.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

Senior Secured Term Loan

On June 10, 2009, Wendy’s/Arby’s Restaurants entered into an Amendment No. 1 to the amended and restated Arby’s Credit Agreement (the “Credit Agreement”) which, among other things (1) permitted the issuance by Wendy’s/Arby’s Restaurants of the Senior Notes described above and the incurrence of debt thereunder, and permitted Wendy’s/Arby’s Restaurants to dividend to Wendy’s/Arby’s the net cash proceeds of the Senior Notes issuance less amounts used to prepay the term loan under the Credit Agreement and pay accrued interest thereon and certain other payments, (2) modified certain total leverage financial covenants, added certain financial covenants based on senior secured leverage ratios and modified the minimum interest coverage ratio, (3) permitted the prepayment at any time prior to maturity of certain senior notes of Wendy’s and eliminated certain incremental debt baskets in the covenant prohibiting the incurrence of additional indebtedness and (4) modified the interest margins to provide that the margins will fluctuate based on Wendy’s/Arby’s Restaurants’ corporate credit rating.  Wendy’s/Arby’s Restaurants incurred approximately $3,107 in costs related to such Amendment No 1.

As amended, the term loan under the Credit Agreement and amounts borrowed under the revolving credit facility under the Credit Agreement bear interest at our option at either (i) the Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%), plus an interest rate margin of 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating, or (ii) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less that 3.75%), in either case plus an interest rate margin of 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating. Based on Wendy’s/Arby’s Restaurants’ corporate credit rating at the effective date of the Amendment No. 1 and as of June 28, 2009, the applicable interest rate margins available to us were 4.50% for Eurodollar Base Rate borrowings and 3.50% for Base Rate borrowings.

Concurrently with the closing of the issuance of the Senior Notes, we prepaid the term loan under the Credit Agreement in an aggregate principal amount of $132,500 and accrued interest thereon.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(4)  Fair Value Measurement of Financial Assets and Liabilities

The carrying amounts and estimated fair values of the Company’s financial instruments were as follows:

	June 28, 2009
	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents (a)	$582,461	$582,461
Restricted cash equivalents (a):
Current	2,481	2,481
Non-current	6,469	6,469
Financial liabilities:
Long-term debt, including current portion:
10.00% Senior Notes (b)	551,084	550,875
Senior secured term loan, weighted average effective interest of 7.25% as of June 28, 2009 (b)	253,463	247,760
6.20% senior notes (b)	201,353	200,813
6.25% senior notes (b)	190,813	200,000
Sale-leaseback obligations (c)	124,574	117,773
Capitalized lease obligations (c)	103,121	99,716
7% Debentures (b)	79,526	72,500
Notes payable, weighted average interest of 7.27% as of December 28, 2008 (c)	4,676	4,611
Other	1,550	1,507
Total long-term debt, including current portion	$1,510,160	$1,495,555
Guarantees of:
Lease obligations for Arby’s restaurants not operated by the Company (d)	$413	$413
Wendy’s franchisee loans obligations (e)	$643	$643

___________________
(a)	The carrying amounts approximated fair value due to the short-term maturities of the cash equivalents or restricted cash equivalents.

(b)	The fair values are based on quoted market prices.

(c)
The fair values were determined by discounting the future scheduled principal payments using an interest rate assuming the same original issuance spread over a current Treasury bond yield for securities with similar durations.

(d)	The fair value was assumed to reasonably approximate the carrying amount since the carrying amount represents the fair value as of the acquisition of RTM Restaurant Group less subsequent amortization.

(e)
Wendy’s provided loan guarantees to various lenders on behalf of franchisees entering into pooled debt facility arrangements for new store development and equipment financing. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, Wendy’s has accrued a liability for the fair value of these guarantees, the calculation for which was based upon a weighed average risk percentage established at the inception of each program.

The carrying amounts of current accounts and notes receivable, non-current notes receivable, advertising fund restricted assets and liabilities, accounts payable and accrued expenses approximated fair value due to related allowance for doubtful accounts and notes receivable and the short-term maturities of accounts and notes receivable, accounts payable and accrued expenses.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(5)       Impairment of Long-lived Assets

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Arby’s restaurant segment:
Impairment of Company-owned restaurants:
Properties	$5,902	$1,106	$11,796	$1,154
Intangible assets	371	232	938	263
	6,273	1,338	12,734	1,417

Wendy’s restaurant segment:
Impairment of surplus properties	251	-	670	-
Total impairment of long-lived assets	$6,524	$1,338	$13,404	$1,417

The Arby’s restaurant segment impairment losses reflect (1) the deterioration in operating performance of certain restaurants and (2) additional charges for restaurants impaired in a prior year which did not subsequently recover. The Wendy’s restaurant segment impairment losses reflect write-downs in the carrying value of surplus properties and properties held for sale.

Impairment losses represented the excess of the carrying value over the fair value of the affected assets and are included in “Impairment of long-lived assets.” The fair values (Level 3 Inputs as described in Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”)) of impaired assets discussed above for the Arby’s restaurants segment were estimated based upon the present values of the anticipated cash flows associated with each related Company-owned asset. The fair values (Level 2 Inputs as described in SFAS 157) of the impaired assets discussed above for the Wendy’s restaurants segment were estimated based upon their expected realizable value, which reflect market declines in the areas where the properties are located.

(6)       Facilities Relocation and Restructuring

The facilities relocation and restructuring charges in our restaurant segment for the six months ended June 28, 2009 of $4,166 are primarily related to severance costs in connection with the Wendy’s Merger. We expect to incur additional facilities relocation and restructuring charges with respect to additional severance costs in connection with the Wendy’s Merger of $1,696 in the remainder of 2009.

An analysis of activity in the facilities relocation and restructuring accrual during the six months ended June 28, 2009 is as follows:

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

	Six Months Ended
	June 28, 2009
	Balance December 28,			Adjustment	Balance June 28,	Total Expected to be	Total Incurred
	2008	Provision	Payments	(1)	2009	Incurred	to Date
Wendy’s restaurant segment:
Cash obligations:
Severance costs	$1,469	$4,238	$(1,857)	$2,935	$6,785	$12,043	$10,347
Total Wendy’s restaurant segment	1,469	4,238	(1,857)	2,935	6,785	12,043	10,347

Arby’s restaurant segment:
Cash obligations:
Employee relocation costs	72	(72)	-	-	-	4,579	4,579
Other	-	-	-	-	-	7,471	7,471
	72	(72)	-	-	-	12,050	12,050
Non-cash charges	-	-	-	-	-	719	719
Total Arby’s restaurant segment	72	(72)	-	-	-	12,769	12,769
	$1,541	$4,166	$(1,857)	$2,935	$6,785	$24,812	$23,116

(1) This amount represents the remaining liability for severance costs initially recorded at Wendy’s/Arby’s and transferred to Wendy’s/Arby’s Restaurants during the second quarter of 2009.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(7)       Investment in joint venture with Tim Hortons Inc.

Investments in which we have significant influence over the investees (“Equity Investments”) are accounted for in accordance with the “Equity Method” of accounting under which our results of operations include our share of the income or loss of the investees. Wendy’s is a partner in a Canadian restaurant real estate joint venture with Tim Hortons Inc. (“TimWen”).  Wendy’s 50% share of the joint venture is accounted for using the Equity Method.  Our equity in earnings from this joint venture is included in “Other operating expense (income), net”.

Presented below is a summary of components (unaudited) related to our portion of TimWen included in our Condensed Combined Balance Sheets and Condensed Combined Statements of Operations as of and for the six months ended June 28, 2009 (since the Wendy’s Merger).

Balance at December 28, 2008	$89,771

Equity in earnings for the six months ended June 28, 2009	4,958
Amortization of purchase price adjustments	(1,315)
	3,643	(a)

Distributions	(7,106)
Currency translation adjustment included in “Comprehensive Income (loss)”	5,255
Balance at June 28, 2009	$91,563	(b)

_________________________________
(a)	Equity in earnings for the six months ended June 28, 2009 is included in “Other operating expense (income), net”.
(b)	Included in “Investments”.

Presented below is a summary of unaudited financial information of TimWen as of and for the six months ended June 28, 2009 in Canadian dollars.  The summary balance sheet financial information does not distinguish between current and long-term assets and liabilities:

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

	June 28, 2009
	(Canadian)

Balance sheet information:

Properties	C$	85,232
Cash and cash equivalents		701
Accounts receivable		4,784
Other		2,310
	C$	93,027

Accounts payable and accrued liabilities	C$	1,774
Other liabilities		10,896
Partners’ equity		80,357
	C$	93,027

	Six months ended June 28, 2009
	(Canadian)

Income statement information:
Revenues	C$	18,762
Income before income taxes and net income		11,935

(8)       Other Than Temporary Losses on Investments

We analyze our unrealized losses on a quarterly basis and, due to current market conditions and other factors, we recorded other than temporary losses on investments of $556 and $1,957 in the 2009 second quarter and for the first half of 2009, respectively, attributable to the decline in fair value of a cost investment. Any other than temporary losses on our investments are dependent upon the underlying economics and/or volatility in their value and may or may not recur in future periods.

(9)       Income Taxes

The Company is included in the consolidated Federal and certain state income tax returns of Wendy’s/Arby’s, but provides for Federal and state income taxes on the same basis as if  the Company and its subsidiaries filed consolidated returns separate from Wendy’s/Arby’s.

Amounts payable for Federal and certain state income taxes are paid in cash by the Company to Wendy’s/Arby’s under a tax sharing agreement.  During the six months ended June 28, 2009, the Company made cash payments of $10,417 to Wendy’s/Arby’s for certain 2008 and estimated 2009 Federal and state income taxes.

The effective tax rates for the three months ended June 28, 2009 and June 29, 2008 were 36.7% and 46.0%, respectively.  The effective tax rates for the six months ended June 28, 2009 and June 29, 2008 were 38.9% and 40.6%, respectively.  These rates vary from the U.S. federal statutory rate of 35% due to the 2009 and 2008 effects of (1) state income taxes, net of federal income tax benefit, (2) non-deductible expenses, (3) adjustments to our uncertain tax positions, and (4) tax credits.

In the first half of 2009 we increased our unrecognized tax benefits for prior periods by $1,184 and the related interest by $607.  There were no other significant changes to unrecognized tax benefits in the first half of 2009 and 2008.

The Internal Revenue Service (the “IRS”) is currently conducting an examination of our U.S. Federal income tax return for the 2009 tax year and for the tax period ended December 28, 2008 as part of the Compliance Assurance Program (“CAP”). Our December 28, 2008 U.S. Federal income tax return includes Wendy’s for all of 2008 and Wendy’s/Arby’s for the period September 30, 2008 to December 28, 2008. Prior to the Wendy’s Merger, Wendy’s was a participant in the CAP since the beginning of the 2006 tax year. CAP is a voluntary, real-time audit arrangement whereby taxpayers and the IRS address issues throughout the year as they emerge. Any matters relating to Wendy’s U.S. Federal income tax returns for 2007 and prior years have been settled.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

Wendy’s/Arby’s U.S. Federal income tax returns for periods ended January 1, 2006 (fiscal 2005) to September 29, 2008 are not currently under examination by the IRS. Our foreign income tax returns and Wendy’s foreign income tax returns for periods prior to the Wendy’s Merger are open to examination primarily for periods ending on or after January 2, 2005. Certain of these foreign income tax returns are currently under examination. Some of our state income tax returns and some of the Wendy’s state income tax returns for periods prior to the Wendy’s Merger are currently under examination. Certain of these states have issued notices of proposed tax assessments aggregating $4,499. We dispute these notices and believe their ultimate resolution will not have a material adverse impact on our combined financial position or results of operations.

(10)       Invested Equity

The following is a summary of the changes in invested equity:

	Six Months Ended
	June 28,	June 28,
	2009	2008
Balance, beginning of year	$2,254,775	$153,662
Comprehensive income (1)	37,625	3,770
Share-based compensation expense	6,728	2,542
Other	(1,295)	3
Balance, end of period	$2,297,833	$159,977

(1) The following is a summary of the components of comprehensive income, net of income taxes:

	Six Months Ended
	June 28,	June 29,
	2009	2008
Net income	$18,175	$4,310
Net change in currency translation adjustment	19,438	(106)
Net unrecognized pension loss	12	-
Net unrealized gains (losses) on cash flow hedges (a)	-	(434)
Other comprehensive income	19,450	(540)
Comprehensive income	$37,625	$3,770

(a) Net unrealized gains (losses) on cash flow hedges:
Six Months Ended
June 29, 2008
Unrealized holding losses arising during the period	$(1,517)
Reclassifications of prior period unrealized holding losses into net income or loss	809
(708)
Income tax benefit	274
$(434)

(11)       Business Segments

We manage and internally report our operations in two brand segments: (1) the operation and franchising of Wendy’s restaurants and (2) the operation and franchising of Arby’s restaurants. We evaluate segment performance and allocate resources based on each segment’s operating profit (loss) and other financial and non-financial factors. Prior to the Wendy’s Merger, we managed and internally reported our operations as one business segment.

In the first quarter of 2009, Wendy’s/Arby’s began charging the restaurant segments for support services based upon budgeted segment revenues. Prior to that date, the restaurant segments had directly incurred such costs. Commencing with the second quarter of 2009, Wendy’s/Arby’s Restaurants established a shared service center in Atlanta and allocated its operating costs, excluding

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

depreciation and amortization and certain facilities relocation expenses, to the restaurant segments based on budgeted segment revenues.

The following is a summary of our segment information:

	Three months ended June 28, 2009
	Wendy’s	Arby’s	Corporate
	Restaurants	Restaurants	(a)	Total
Revenues:
Sales	$539,123	$277,072	$-	$816,195
Franchise revenues	76,055	20,437		96,492
	$615,178	$297,509	$-	$912,687
Depreciation and amortization	$28,608	$13,621	$1,626	$43,855
Operating profit (loss)	$65,499	$6,959	$(3,593)	68,865
Interest expense				(30,649)
Other income, net				77
Income before income tax provision				38,293
Provision for income taxes				(14,038)
Net income				$24,255

(a) Corporate is comprised of non-allocated amounts incurred by the parent legal entity, Wendy’s/Arby’s Restaurants.

	Six months ended June 28, 2009
	Wendy’s	Arby’s
	Restaurants	Restaurants	Corporate	Total
Revenues:
Sales	$1,046,126	$543,312	$-	$1,589,438
Franchise revenues	147,293	39,940		187,233
	$1,193,419	$583,252	$-	$1,776,671
Depreciation and amortization	$65,295	$28,138	$1,626	$95,059
Operating profit (loss)	$85,524	$4,912	$(3,593)	$86,843
Interest expense				(52,363)
Other expense, net				(4,721)
Income before income tax provision				29,759
Provision for income taxes				(11,584)
Net income				$18,175

	Wendy’s	Arby’s	Corporate
	Restaurants	Restaurants	(b)	Total
Three months ended June 28, 2009
Cash capital expenditures	$7,842	$8,036	$6,934	$22,812

Six months ended June 28, 2009
Cash capital expenditures	$16,585	$15,861	$7,569	$40,015

(b) The corporate capital expenditures are primarily related to our shared services project.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(12)  Transactions with Related Parties

The following is a summary of transactions between the Company and its related parties:

	Six months ended
	June 28, 2009	June 29, 2008
Wendy’s/Arby’s cost allocation to restaurant segments (a)	$34,085	$-
Other transactions with Wendy’s/Arby’s:
Share-based compensation (b)	6,728	2,542
Payments for Federal and state income tax (c)	10,417	15,000
Expense (net credit) under management service agreements (d)	2,509	2,484
Charitable contributions to the Arby’s Foundation, Inc. (e)	500	500
Dividends paid (f)	7,583	-
Senior Notes fees (g)	5,368	-

______________________

(a)
For the first quarter of 2009, Wendy’s/Arby’s charged the restaurant segments for support services.  Prior to that date, the restaurant segments had directly incurred such costs.  For the six months ended June 28, 2009, Wendy’s/Arby’s allocated these costs, which totaled approximately $34,085, to the restaurant segments based upon budgeted segment revenues.  In the opinion of management, such allocation is reasonable.  These costs are included in “General and administrative.”  During the six months ended June 28, 2009, we settled $19,255 of such support center costs in cash through our intercompany account with Wendy’s/Arbys.

On the first day of the second quarter of 2009, we established a shared service center in Atlanta.  As a result, support center costs from that date have been directly incurred by Wendy’s/Arby’s Restaurants and were allocated to the restaurant segments based on budgeted revenues.

(b)
The Company provides share based compensation with respect to Wendy’s/Arby’s common stock to certain employees. Such compensation cost is allocated by Wendy’s/Arby’s to the Company and is correspondingly recorded as capital contributions from Wendy’s/Arby’s.

(c)	The Company makes payments to Wendy’s/Arby’s under a tax sharing agreement, as discussed in more detail in Note 9, which are settled in cash through our intercompany account with Wendy’s/Arby’s.

(d)
The Company receives certain management services, including legal, accounting, tax, insurance, financial and other management services from Wendy’s/Arby’s. In connection with the RTM Acquisition, ARG entered into a management services agreement with Wendy’s/Arby’s effective July 25, 2005 that provides for an initial annual fixed fee of $4,500 plus annual cost of living adjustments beginning January 1, 2006.  Such fees are included in “General and administrative.” Amounts incurred under such service arrangements, and other incidental amounts, are settled through the Company’s intercompany account with Wendy’s/Arby’s. Amounts due to Wendy’s/Arby’s were $3,479 and $11,785 at June 28, 2009 and December 28, 2008, respectively.

As a result of the 2005 agreement with Wendy’s/Arby’s described above, the Company’s results of operations may not be indicative of those that would be achieved if the Company had operated on a stand alone basis.

(e)
During 2009 and 2008 the Company paid $500 in each year for expenses on behalf of The Arby’s Foundation, Inc., a not-for-profit charitable foundation in which the Company has non-controlling representation on the board of directors, primarily utilizing funds reimbursed to it by Pepsi as provided for by the Pepsi contract. All such amounts are included in “General and administrative.”

(f)	The Company pays periodic cash dividends to a subsidiary of Wendy’s/Arby’s which were charged to “Invested Equity”.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(g)
Approximately $5,368 in fees for corporate finance advisory services were paid to a management company which was formed by directors of Wendy’s/Arby’s including its Chairman of the Board of Directors, who is its former Chief Executive Officer, its Vice Chairman of the Board of Directors, who is its former President and Chief Operating Officer, and another director, who is also its former Vice Chairman of the Board of Directors, in connection with the issuance of the Senior Notes

In addition, during the fourth quarter of 2008, Wendy’s advanced an aggregate of $155,000 to Wendy’s/Arby’s; Wendy’s/Arby’s used such advances principally to fund $150,177 of capital contributions to Arby’s.  These advances by Wendy’s do not bear interest and Wendy’s/Arby’s does not currently intend to repay such advances.  Accordingly, the $155,000 of advances are reflected as a reduction of “Invested Equity.”

(13)       Legal Matters

On April 25, 2008, a putative class action complaint was filed by Ethel Guiseppone, on behalf of herself and others similarly situated, against Wendy’s, its directors, Triarc and Trian Partners (a company founded and run by Wendy’s/Arby’s Chairman and Vice Chairman), in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 19, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement with the Company on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933 (the “Form S-4”). The proposed amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against disenfranchising the purported class and consummating the merger; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

Also on April 25, 2008, a putative class action and derivative complaint was filed by Cindy Henzel, on behalf of herself and others similarly situated, and derivatively on behalf of Wendy’s, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 16, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On May 22, 2008, a putative class action complaint was filed by Ronald Donald Smith, on behalf of himself and others similarly situated, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 30, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On June 13, 2008, a putative class action complaint was filed by Peter D. Ravanis and Dorothea Ravanis, on behalf of themselves and others similarly situated, against Wendy’s, its directors, and Triarc in the Supreme Court of the State of New York, New York County. An amended complaint was filed on June 20, 2008. The amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against consummating the merger; other equitable relief; attorneys’ fees; and any other relief the court deemed proper and just. All parties to this case have jointly requested that the court stay the action pending resolution of the Ohio cases.

On July 9, 2008, the parties to the three Ohio actions described above filed a stipulation and proposed order that would consolidate the cases, provide for the proposed amended complaint in the Henzel case to be the operative complaint in each of the cases, designate one law firm as lead plaintiffs’ counsel, and establish an answer date for the defendants in the consolidated case. The court entered the order as proposed in all three cases on July 9, 2008.

On August 13, 2008, counsel for the parties to the Guiseppone, Henzel, Smith and Ravanis cases described above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including Wendy’s, its directors, Triarc and Trian. In connection with the settlement, Wendy’s agreed to make certain additional disclosures to its shareholders, which were contained in the Form S-4 and to pay plaintiffs’ legal fees.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

  On January 30, 2009, the parties entered into a Class and Derivative Action Stipulation of Settlement. The settlement was subject to approval by the Common Pleas Court of Franklin County, Ohio. On January 30, 2009, the plaintiffs submitted an application for an order preliminarily approving the settlement, certifying a class for settlement purposes only, providing for notice to the class and setting a final settlement hearing.

  On April 1, 2009, the Common Pleas Court of Franklin County, Ohio entered an order preliminarily approving settlement of all claims and certifying a class for settlement purposes only, which provided for notice of settlement to the class and set a final settlement hearing date of July 1, 2009.  On May 1, 2009, Wendy’s mailed a notice of pendency of the class actions, the proposed settlement and the final hearing date.

  On July 1, 2009, the Common Pleas Court of Franklin County, Ohio entered a final order approving settlement of all claims in the Guiseppone, Henzel and Smith cases and certifying a class for settlement purposes only.  On July 9, 2009, the Supreme Court of the State of New York, New York County, entered a dismissal of the Ravanis case, with prejudice. The disposition of these cases was not material to the results of operations or financial condition of the Company.

  In November 2002, a class action was brought in the United States District Court for the Southern District of Florida against RTM Operating Company (the "Operating Company”), which became a subsidiary of ours following the RTM Acquisition.  The complaint alleged that the Arby’s restaurants owned by the Operating Company and its affiliates failed to comply with Title III of the Americans with Disabilities Act (the “ADA”).  Without admitting liability, the Operating Company entered into a settlement agreement with the plaintiffs on a class-wide basis, which was approved by the court on August 10, 2006, that called for the restaurants owned by the Operating Company and certain of its affiliates to be brought into ADA compliance over an eight year period at a rate of approximately 100 restaurants per year. The settlement agreement also applies to restaurants subsequently acquired by the Operating Company and such affiliates. ARG estimates that it will spend approximately $1,250 per year of capital expenditures over a seven-year period commencing in 2008 to bring the restaurants into compliance under the settlement agreement, in addition to paying certain legal fees and expenses.

  In addition to the matters described above, the Company is involved in litigation and claims incidental to its current and prior business.  The Company has reserves for all of its legal matters aggregating $2,222 as of June 28, 2009.  Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves, the Company does not believe that the outcome of such legal matters will have a material adverse effect on its combined financial position or results of operations.

(14)       Accounting Standards

Accounting Standards Adopted during 2009

  In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). These statements change the way companies account for business combinations and noncontrolling interests by, among other things, requiring (1) more assets and liabilities to be measured at fair value as of the acquisition date, including a valuation of the entire company being acquired where less than 100% of the company is acquired, (2) an acquirer in preacquisition periods to expense all acquisition-related costs, (3) changes in acquisition related deferred tax balances after the completion of the purchase price allocation be recognized in the statement of operations as opposed to through goodwill and (4) noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of “Invested equity”.

  In addition, in April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). In determining the useful life of acquired intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives.

  In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 requires acquirers to recognize an asset acquired or liability assumed in a business combination that arises from a contingency at fair value if the acquisition-date fair value of that asset or liability can be determined during the measurement period.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

SFAS 141(R), which became effective in our fiscal 2009 first quarter, will not impact our recording of the Wendy’s Merger except for any potential adjustments to deferred taxes included in the allocation of the purchase price after such allocation has been finalized.  The adoption of SFAS 160 had no effect on the Company as it does not have any non-controlling interests.  SFAS 141 (R), FSP FAS 142-3, FSP FAS 141(R)-1 and SFAS 160 will impact future acquisitions, if any, the effect of which will depend upon the nature and terms of such agreements.  The application of FSP FAS 142-3 did not have a material effect on our unaudited condensed combined financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (“SFAS 133”) and how these items affect a company's financial position, results of operations and cash flows. SFAS 161 affects only these disclosures and does not change the accounting for derivatives. SFAS 161 has been applied prospectively beginning with the first quarter of our 2009 fiscal year. The application of SFAS 161 did not have any effect on disclosures in our unaudited condensed combined financial statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”). FSP FAS 107-1 requires expanded fair value disclosures for all financial instruments within the scope of FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments.” These disclosures are required for interim periods for publicly traded entities. In addition, entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis. We have applied this Staff Position effective with our 2009 second quarter.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 defines the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and we have applied SFAS 165 effective with our 2009 second quarter.

Accounting Standards Not Yet Adopted

In June 2009, the FASB issued SFAS No. 167, “Consolidation of Variable Interest Entities” (“SFAS 167”). SFAS 167 alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. SFAS 167 is effective commencing with our 2010 fiscal year. We are currently evaluating the effects, if any, that adoption of this standard will have on our combined financial statements.

Also in June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 authorized the Codification as the sole source for authoritative U.S. GAAP and any accounting literature that is not in the Codification will be considered nonauthoritative. SFAS 168 will be effective commencing with our 2009 third quarter and is not anticipated to have a material effect on our combined financial statements.

(15)  Guarantor/Non-Guarantor

    Wendy’s/Arby’s Restaurants is the issuer of and certain of its domestic subsidiaries have guaranteed amounts outstanding under our Senior Notes. Each of the guaranteeing subsidiaries is a direct or indirect 100% owned subsidiary of the Company and each has fully and unconditionally guaranteed the Senior Notes on a joint and several basis.

The following are included in the presentation of our consolidating (1) Condensed Combining Balance Sheet as of June 28, 2009 and December 28, 2008, (2) Condensed Combining Statement of Operations for the six months and three months ended June 28, 2009 and June 29, 2008 and (3) Condensed Combining Statement of Cash Flows for the six months ended June 28, 2009 and June 29, 2008 to reflect:

(a) Wendy’s/Arby’s Restaurants (the “Parent”);
(b) the guarantor subsidiaries as a group;
(c) the non-guarantor subsidiaries as a group;

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

(d) elimination entries necessary to combine the Parent with the guarantor and non-guarantor subsidiaries; and
(e)  Wendy’s/Arby’s Restaurants on a consolidated basis.

All of our domestic restricted subsidiaries that guarantee our senior secured credit facilities are guarantors of the Senior Notes, except as set forth below:

•
Scioto Insurance Company, a Vermont captive insurance company (“Scioto”), and Oldemark LLC (“Oldemark”), Scioto’s wholly owned subsidiary, are subject to regulatory restrictions under Vermont insurance law that require governmental approval before they can incur guarantees.  Each of these subsidiaries guarantee our senior secured credit facilities on a limited basis (limited to the lesser of (i) $200 million, or (ii) 90% of the excess of their total assets over their total liabilities (as determined in accordance with the terms of the guarantee)), but do not guarantee the Senior Notes.  Oldemark owns substantially all of the U.S. trademarks and other intellectual property associated with the Wendy’s brand.

•	In addition, certain of our subsidiaries, including our foreign subsidiaries, do not guarantee our credit facilities and do not guarantee the Senior Notes.

For purposes of presentation of such consolidating information, investments in subsidiaries are accounted for by the Parent on the equity method, as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented.  The elimination entries are principally necessary to eliminate intercompany balances and transactions.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

CONDENSED COMBINING BALANCE SHEET
June 28, 2009

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$16,392	$549,969	$16,100	$-	$582,461
Restricted cash equivalents	-	2,481	-	-	2,481
Accounts and notes receivable	30	83,282	2,974	-	86,286
Inventories	-	23,275	1,111	-	24,386
Prepaid expenses and other current assets	4,743	30,574	1,318	-	36,635
Deferred income tax benefit	-	47,996	-	-	47,996
Advertising funds restricted assets	-	-	84,686	-	84,686
Total current assets	21,165	737,577	106,189	-	864,931
Due from affiliate	497,443	-	1,274,359	(1,771,802)	-
Restricted cash equivalents	-	6,469	-	-	6,469
Investments	-	4,834	91,563	-	96,397
Properties	12,526	1,617,902	58,692	-	1,689,120
Goodwill	-	140,955	734,183	-	875,138
Other intangible assets	5,855	249,128	1,147,481	-	1,402,464
Net investment in subsidiaries	2,302,076	2,844,147	-	(5,146,223)	-
Deferred costs and other assets	20,117	34,982	5,015	-	60,114
Total assets	$2,859,182	$5,635,994	$3,417,482	$(6,918,025)	$4,994,633

LIABILITIES AND INVESTED EQUITY

Current liabilities:
Current portion of long-term debt	$-	$27,945	$203	$-	$28,148
Accounts payable	810	85,775	6,148	-	92,733
Accrued expenses and other current liabilities	8,223	200,032	44,555	-	252,810
Advertising funds restricted liabilities	-	-	84,686	-	84,686
Total current liabilities	9,033	313,752	135,592	-	458,377
Long-term debt	551,084	928,883	2,045	-	1,482,012
Due to affiliates	-	1,775,281	-	(1,771,802)	3,479
Deferred income	-	34,988	731	-	35,719
Deferred income taxes	1,230	125,530	424,969	-	551,729
Other liabilities	2	155,484	9,998	-	165,484
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, issued and outstanding	-	-	-	-	-
Equity investments	2,964,354	2,964,267	2,625,364	(5,589,631)	2,964,354
Accumulated deficit	(488,336)	(484,006)	241,662	242,344	(488,336)
Advances to Wendy’s/Arby’s	(155,000)	(155,000)	-	155,000	(155,000)
Accumulated other comprehensive loss	(23,185)	(23,185)	(22,879)	46,064	(23,185)
Total invested equity	2,297,833	2,302,076	2,844,147	(5,146,223)	2,297,833
Total liabilities and invested equity	$2,859,182	$5,635,994	$3,417,482	$(6,918,025)	$4,994,633

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

CONDENSED COMBINING BALANCE SHEET
December 28, 2008

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$-	$53,982	$9,098	$-	$63,080
Restricted cash equivalents	-	20,792	-	-	20,792
Accounts and notes receivable	-	88,436	2,911	-	91,347
Inventories	-	23,632	1,015	-	24,647
Prepaid expenses and other current assets	-	22,842	808	-	23,650
Deferred income tax benefit	-	28,337	-	-	28,337
Advertising funds restricted assets	-	-	81,139	-	81,139
Total current assets	-	238,021	94,971	-	332,992
Due from affiliate	-	-	1,217,809	(1,217,809)	-
Restricted cash equivalents	-	6,462	-	-	6,462
Investments	-	6,751	89,772	-	96,523
Properties	-	1,705,204	49,716	-	1,754,920
Goodwill	-	112,538	746,514	-	859,052
Other intangible assets	-	208,247	1,203,173	-	1,411,420
Net investment in subsidiaries	2,254,775	2,821,241	-	(5,076,016)	-
Deferred costs and other assets	-	35,512	5,457	-	40,969
Total assets	$2,254,775	$5,133,976	$3,407,412	$(6,293,825)	$4,502,338

LIABILITIES AND INVESTED EQUITY

Current liabilities:
Current portion of long-term debt	$-	$29,349	$188	$-	$29,537
Accounts payable	-	128,394	6,851	-	135,245
Accrued expenses and other current liabilities	-	175,636	55,127	-	230,763
Advertising funds restricted liabilities	-	-	81,139	-	81,139
Total current liabilities	-	333,379	143,305	-	476,684
Long-term debt	-	1,058,120	2,030	-	1,060,150
Due to affiliates	-	1,229,594	-	(1,217,809)	11,785
Deferred income	-	16,128	732	-	16,860
Deferred income taxes	-	91,292	435,366	-	526,658
Other liabilities	-	150,688	4,738	-	155,426
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, issued and outstanding	-	-	-	-	-
Equity investments	2,958,921	2,958,921	2,680,795	(5,639,716)	2,958,921
Accumulated deficit	(506,511)	(506,511)	182,797	323,714	(506,511)
Advances to Wendy’s/Arby’s	(155,000)	(155,000)	-	155,000	(155,000)
Accumulated other comprehensive loss	(42,635)	(42,635)	(42,351)	84,986	(42,635)
Total invested equity	2,254,775	2,254,775	2,821,241	(5,076,016)	2,254,775
Total liabilities and invested equity	$2,254,775	$5,133,976	$3,407,412	$(6,293,825)	$4,502,338

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the three months ended June 28, 2009

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues:
Sales	$-	$762,763	$53,432	$-	$816,195
Franchise revenues	-	91,434	66,033	(60,975)	96,492
	-	854,197	119,465	(60,975)	912,687
Costs and expenses:
Cost of sales	-	639,123	47,339	-	686,462
General and administrative	(5)	144,997	19,742	(60,975)	103,759
Depreciation and amortization	1,626	36,279	5,950	-	43,855
Impairment of long-lived assets	-	6,524	-	-	6,524
Facilities relocation and restructuring	1,972	1,041	-	-	3,013
Other operating expense (income), net	-	2,016	(1,807)	-	209
	3,593	829,980	71,224	(60,975)	843,822
Operating (loss) profit	(3,593)	24,217	48,241	-	68,865
Interest expense	(1,016)	(29,580)	(53)	-	(30,649)
Other income (expense), net	(99)	823	(647)	-	77
Equity in income of subsidiaries	28,593	30,816	-	(59,409)	-
Income (loss) before income taxes	23,885	26,276	47,541	(59,409)	38,293
Benefit from (provision for) income taxes	370	2,317	(16,725)	-	(14,038)
Net income (loss)	$24,255	$28,593	$30,816	$(59,409)	$24,255

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the three months ended June 29, 2008

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues:
Sales	$-	$291,340	$-	$-	$291,340
Franchise revenues	-	20,145	1,529	-	21,674
	-	311,485	1,529	-	313,014
Costs and expenses:
Cost of sales	-	246,023	(1,031)	-	244,992
General and administrative	-	35,066	(870)	-	34,196
Depreciation and amortization	-	15,254	11	-	15,265
Impairment of long-lived assets	-	1,338	-	-	1,338
Facilities relocation and restructuring	-	(41)	-	-	(41)
	-	297,640	(1,890)	-	295,750
Operating profit	-	13,845	3,419	-	17,264
Interest expense	-	(13,547)	-	-	(13,547)
Other income (expense), net	-	192	2	-	194
Equity in income of subsidiaries	2,111	2,522	-	(4,633)	-
Income before income taxes	2,111	3,012	3,421	(4,633)	3,911
Provision for income taxes	-	(901)	(899)	-	(1,800)
Net income	$2,111	$2,111	$2,522	$(4,633)	$2,111

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the six months ended June 28, 2009

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues:
Sales	$-	$1,491,965	$97,473	$-	$1,589,438
Franchise revenues	-	178,162	127,738	(118,667)	187,233
	-	1,670,127	225,211	(118,667)	1,776,671
Costs and expenses:
Cost of sales	-	1,275,902	86,502	-	1,362,404
General and administrative	(5)	292,008	39,727	(118,667)	213,063
Depreciation and amortization	1,626	80,890	12,543	-	95,059
Impairment of long-lived assets	-	13,404	-	-	13,404
Facilities relocation and restructuring	1,972	2,152	42	-	4,166
Other operating expense (income), net	-	5,038	(3,306)	-	1,732
	3,593	1,669,394	135,508	(118,667)	1,689,828
Operating (loss) profit	(3,593)	733	89,703	-	86,843
Interest expense	(1,016)	(51,233)	(114)	-	(52,363)
Other income (expense), net	(99)	(4,354)	(268)	-	(4,721)
Equity in income of subsidiaries	22,513	58,865	-	(81,378)	-
Income before income taxes	17,805	4,011	89,321	(81,378)	29,759
Benefit from (provision for) income taxes	370	18,502	(30,456)	-	(11,584)
Net income (loss)	$18,175	$22,513	$58,865	$(81,378)	$18,175

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the six months ended June 29, 2008

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues:
Sales	$-	$572,919	$-	$-	$572,919
Franchise revenues	-	40,528	2,421	-	42,949
	-	613,447	2,421	-	615,868
Costs and expenses:
Cost of sales	-	479,932	(1,495)	-	478,437
General and administrative	-	72,426	(768)	-	71,658
Depreciation and amortization	-	30,092	11	-	30,103
Impairment of long-lived assets	-	1,417	-	-	1,417
Facilities relocation and restructuring	-	127	-	-	127
Other operating expense (income), net	-	(487)	-	-	(487)
	-	583,507	(2,252)	-	581,255
Operating profit	-	29,940	4,673	-	34,613
Interest expense	-	(27,816)	-	-	(27,816)
Other income, net	-	452	5	-	457
Equity in income of subsidiaries	4,310	3,470	-	(7,780)	-
Income before income taxes	4,310	6,046	4,678	(7,780)	7,254
Provision for income taxes	-	(1,736)	(1,208)	-	(2,944)
Net income	$4,310	$4,310	$3,470	$(7,780)	$4,310

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

 CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the six months ended June 28, 2009

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net income (loss)	$18,175	$22,513	$58,865	$(81,378)	$18,175
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Equity income of subsidiaries	(22,513)	(58,865)	-	81,378	-
Depreciation and amortization	1,626	80,890	12,543	-	95,059
Net receipt of deferred vendor incentive	-	19,567	(35)	-	19,532
Impairment of long-lived assets	-	13,404	-	-	13,404
Write-off and amortization of deferred financing costs	48	11,767	-	-	11,815
Non-cash rent expense (income)	-	6,875	40	-	6,915
Share-based compensation provision	1,108	5,620	-	-	6,728
Equity in earnings in joint venture	-	-	(3,643)	-	(3,643)
Distributions received from joint venture	-	-	7,106	-	7,106
Other operating transactions with affiliates	7,140	41,104	(56,550)	-	(8,306)
Deferred income tax benefit, net	1,230	(6,126)	2,480	-	(2,416)
Other, net	4,725	13,542	(2,436)	-	15,831
Changes in operating assets and liabilities:
Accounts and notes receivable	(30)	124	84	-	178
Inventories	-	358	(34)	-	324
Prepaid expenses and other current assets	(4,743)	(5,927)	(435)	-	(11,105)
Accounts payable, accrued expenses and other current liabilities	1,250	2,143	(10,628)	-	(7,235)
Net cash provided by continuing operating activities	8,016	146,989	7,357	-	162,362
Cash flows from continuing investing activities:
Capital expenditures	(7,569)	(31,231)	(1,215)	-	(40,015)
Proceeds from dispositions	-	7,425	255	-	7,680
Other, net	(1,645)	2,456	-	-	811
Net cash used in continuing investing activities	(9,214)	(21,350)	(960)	-	(31,524)
Cash flows from continuing financing activities:
Proceeds from long-term debt	551,061	2,715	-	-	553,776
Repayments of long-term debt	-	(137,865)	(98)	-	(137,963)
Other financing transactions with affiliates	(522,492)	522,492	-	-	-
Deferred financing costs	(12,619)	(16,994)	-	-	(29,613)
Other, net	1,640	-	-	-	1,640
Net cash provided by (used in) continuing financing activities	17,590	370,348	(98)	-	387,840
Net cash provided by continuing operations before effect of exchange rate changes on cash	16,392	495,987	6,299	-	518,678
Effect of exchange rate changes on cash	-	-	703	-	703
Net cash provided by continuing operations	16,392	495,987	7,002	-	519,381
Net cash provided by discontinued operations	-	-	-	-	-
Net increase in cash and cash equivalents	16,392	495,987	7,002	-	519,381
Cash and cash equivalents at beginning of period	-	53,982	9,098	-	63,080
Cash and cash equivalents at end of period	$16,392	$549,969	$16,100	$-	$582,461

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the six months ended June 29, 2008

		Guarantor	Non-guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net (loss) income	$4,310	$4,310	$3,470	$(7,780)	$4,310
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Equity income of subsidiaries	(4,310)	(3,470)	-	7,780	-
Depreciation and amortization	-	30,092	11	-	30,103
Net receipt of deferred vendor incentive	-	7,295	-	-	7,295
Impairment of long-lived assets	-	1,417	-	-	1,417
Write-off and amortization of deferred financing costs	-	1,199	-	-	1,199
Non-cash rent expense (income)	-	28	-	-	28
Share-based compensation provision	-	2,542	-	-	2,542
Other operating transactions with affiliates	-	(11,777)	(3,223)	-	(15,000)
Deferred income tax benefit, net	-	2,792	484	-	3,276
Other, net	-	(1,356)	81	-	(1,275)
Changes in operating assets and liabilities:
Accounts and notes receivable	-	(2,002)	166	-	(1,836)
Inventories	-	787		-	787
Prepaid expenses and other current assets	-	18,277	2,754	-	21,031
Accounts payable, accrued expenses and other current liabilities	-	(18,228)	(4,043)	-	(22,271)
Net cash provided by (used in) continuing operating activities	-	31,906	(300)	-	31,606
Cash flows from continuing investing activities:
Capital expenditures	-	(40,443)	-	-	(40,443)
Proceeds from dispositions	-	80	-	-	80
Cost of acquisitions, less cash acquired	-	(9,537)	-	-	(9,537)
Other, net	-	(169)	-	-	(169)
Net cash used in continuing investing activities	-	(50,069)	-	-	(50,069)
Cash flows from continuing financing activities:
Proceeds from long-term debt	-	19,622	-	-	19,622
Repayments of long-term debt	-	(27,781)	-	-	(27,781)
Net cash used in continuing financing activities	-	(8,159)	-	-	(8,159)
Net cash used in continuing operations	-	(26,322)	(300)	-	(26,622)
Net cash provided by discontinued operations	-	3	-	-	3
Net decrease in cash and cash equivalents	-	(26,319)	(300)	-	(26,619)
Cash and cash equivalents at beginning of period	-	40,510	3,546	-	44,056
Cash and cash equivalents at end of period	$-	$14,191	$3,246	$-	$17,437

Management’s Discussion and Analysis of Financial Condition and Results of Operations

       This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Wendy’s/Arby’s Restaurants, LLC (“Wendy’s/Arby’s Restaurants”, the “Company” or “we” or “our”) should be read in conjunction with our accompanying unaudited condensed combined financial statements and related notes included elsewhere herein and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s” and formerly Triarc Companies, Inc. or “Triarc”) Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (the “Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”). There have been no significant changes as of June 28, 2009 to the application of our critical accounting policies, contractual obligations of Wendy’s/Arby’s Restaurants’ as described in “Liquidity and Capital Resources – Contractual Obligations” (except as described below) or guarantees and commitments as described in Item 7 of the Wendy’s/Arby’s Form 10-K.  Certain statements we make under this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. See “Special Note Regarding Forward-Looking Statements and Projections” below.  You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” in the Form 10-K and in subsequent Quarterly Reports on Form 10-Q filed by Wendy’s/Arby’s with the SEC.

Wendy’s/Arby’s Restaurants was formed by Wendy’s/Arby’s as a wholly-owned subsidiary holding company in October 2008.  Wendy’s/Arby’s Restaurants’ sole asset at formation consisted of the contribution by Wendy’s/Arby’s of its investment in Wendy’s International, Inc. and subsidiaries (“Wendy’s”).  All of the outstanding common stock of Wendy’s was acquired by Triarc on September 29, 2008 and at that same time Triarc changed its name to Wendy’s/Arby’s Group, Inc.  In March 2009, Wendy’s/Arby’s contributed its longstanding investment in Arby’s Restaurant Group, Inc. and subsidiaries (“ARG” or “Arby’s”) to Wendy’s/Arby’s Restaurants.  Wendy’s/Arby’s Restaurants has no assets or operations other than those of Wendy’s and Arby’s.

The combined financial statements present the historical results of Arby’s and Wendy’s as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented.  The combined financial statements have been derived from the consolidated financial statements and historical accounting records of Wendy’s/Arby’s.  Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s.  As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

The results of operations discussed below will not be indicative of future results due to the consummation of the merger transaction with Wendy’s, which occurred on September 29, 2008, the first day of the fourth fiscal quarter of 2008.

Introduction and Executive Overview

Senior Notes

On June 23, 2009, Wendy’s/Arby’s Restaurants, which was formerly named Wendy’s International Holdings, LLC and is a direct wholly-owned subsidiary of Wendy’s/Arby’s, issued $565.0 million principal amount of Senior Notes (the “Senior Notes”). The Senior Notes will mature on July 15, 2016 and accrue interest at 10.00% per annum, payable semi-annually on January 15 and July 15, with the first payment on January 15, 2010. The Senior Notes were issued at 97.533% of the principal amount, representing a yield to maturity of 10.50% and resulting in net proceeds paid to us of $551.1 million. The $13.9 million discount will be accreted and the related charge included in interest expense until the Senior Notes mature. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain direct and indirect domestic subsidiaries of Wendy’s/Arby’s Restaurants (collectively, the “Guarantors”).

Merger with Wendy’s International, Inc.

On September 29, 2008, Wendy’s/Arby’s completed the merger (the “Wendy’s Merger”) with Wendy’s in an all-stock transaction in which Wendy’s shareholders received 4.25 shares of Wendy’s/Arby’s Class A Common Stock for each share of Wendy’s common stock owned. Our consolidated results of operations commencing September 29, 2008 include Wendy’s results of operations.

Our Business

Wendy’s/Arby’s is the parent company of Wendy’s and ARG, which are the owners and franchisors of the Wendy’s® and Arby’s® restaurant systems, respectively. We currently manage and internally report our operations as two business segments: the operation and franchising of Wendy’s restaurants, including its wholesale bakery operations, and the operation and franchising of Arby’s restaurants. As of June 28, 2009, the Wendy’s restaurant system was comprised of 6,608 restaurants, of which 1,395 were owned and operated by the Company. As of June 28, 2009, the Arby’s restaurant system was comprised of 3,745 restaurants, of which 1,170 were owned and operated by the Company. All 2,565 Wendy’s and Arby’s Company-owned restaurants are located principally in the United States and to a lesser extent in Canada (the “North America Restaurants”).

Restaurant business revenues for the 2009 first half include: (1) $1,534.2 million of revenues from Company-owned restaurants, (2) $55.2 million from the sale of bakery items and kid’s meal promotion items to our franchisees, (3) $173.0 million from royalty income from franchisees and (4) $14.3 million of other franchise related revenue. Our revenues increased significantly in the 2009 first half due to the Wendy’s Merger. The Wendy’s royalty rate was 4.0% for the six months ended June 28, 2009. While over 80% of our existing Arby’s royalty agreements and substantially all of our new domestic royalty agreements provide for royalties of 4.0% of franchise revenues, our average Arby’s royalty rate was 3.6% for the six months ended June 28, 2009.

Our restaurant businesses have recently experienced trends in the following areas:

Revenues

•
Continued lack of general consumer confidence in the economy and the effect of decreases in many consumers’ discretionary income caused by factors such as volatility in the financial markets and recessionary economic conditions, including high unemployment levels, a declining real estate market, continuing unpredictability of fuel costs, and food cost inflation;

•
Continued and more aggressive price competition in the quick service restaurant (“QSR”) industry, as evidenced by (1) value menu concepts, which offer comparatively lower prices on some menu items, (2) the use of coupons and other price discounting, (3) many recent product promotions focused on lower prices of certain menu items and (4) combination meal concepts, which offer a complete meal at an aggregate price lower than the price of individual food and beverage items;

•	Competitive pressures due to extended hours of operation by many QSR competitors, including breakfast and late night hours;

•
Competitive pressures from operators outside the QSR industry, such as the deli sections and in-store cafes of major grocery and other retail store chains, convenience stores and casual dining outlets offering take-out food;

•
Increased availability to consumers of product choices, including (1) healthy products driven by a greater consumer awareness of nutritional issues, (2) products that tend to offer a variety of portion sizes and more ingredients; (3) beverage programs which offer a wider selection of premium non-carbonated beverages, including coffee and tea products; and (4) sandwiches with perceived higher levels of freshness, quality and customization; and

•	Competitive pressures from an increasing number of franchise opportunities seeking to attract qualified franchisees.

Cost of Sales

•	Higher commodity prices which increased our food costs during 2008, with moderation in recent months;

•	Changes in fuel prices which, when at much higher than current levels, contributed to increases in utility, distribution, and freight costs;

•
Federal, state and local legislative activity, such as minimum wage increases and mandated health and welfare benefits which is expected to continue to increase wages and related fringe benefits, including health care and other insurance costs; and

•	Legal or regulatory activity related to nutritional content or menu labeling which results in increased operating costs.

Other

•
Dislocation and weakness in the overall credit markets and higher borrowing costs in the lending markets typically used to finance new unit development and remodels. These tightened credit conditions and economic pressures are negatively impacting the renewal of franchisee licenses as well as the ability of franchisees to meet their commitments under development, rental and franchise license agreements;

•
A significant portion of both our Wendy’s and Arby’s restaurants are franchised and, as a result, we receive revenue in the form of royalties (which are generally based on a percentage of sales at franchised restaurants), rent and fees from franchisees.  Arby’s franchisee related accounts receivable and estimated reserves for uncollectibility have increased, and may continue to increase, as a result of the deteriorating financial condition of some of our franchisees; and

   •    Continued competition for development sites among QSR competitors and other businesses.

We experience these trends directly to the extent they affect the operations of our Company-owned restaurants and indirectly to the extent they affect sales by our franchisees and, accordingly, the royalties and franchise fees we receive from them.

Business Highlights

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our profitability through the execution of the following strategies:

•
Revitalizing the Wendy’s and Arby’s brands by creating innovative new menu items at Wendy’s, increasing Arby’s customer traffic by targeting our “medium Arby’s customers” and expanding our breakfast daypart at both brands;

•	Improving Wendy’s Company-owned restaurant profitability;
•	Realizing cost savings related to the Wendy’s/Arby’s integration;
•	Strategically growing our franchise base by leveraging our brands to expand in North America as well as into new international markets with dual branded Wendy’s and Arby’s franchised restaurants; and
•	Acquisitions of other restaurant companies.

Key Business Measures

We track our results of operations and manage our business using the following key business measures:

•	Same-Store Sales

We report Arby’s North America Restaurants same-store sales commencing after a store has been open for fifteen continuous months. Wendy’s North America Restaurants same-store sales are reported after a store has been open for at least fifteen continuous months as of the beginning of the fiscal year. These methodologies are consistent with the metrics used by our management for internal reporting and analysis.  Same-store sales exclude the impact of currency translation.

•	Restaurant Margin

We define restaurant margin as sales from Company-owned restaurants (excluding sales of bakery items and kid’s meal promotion items to franchisees) less cost of sales (excluding costs of bakery items and kid’s meal promotion items), divided by sales from Company-owned restaurants. Restaurant margin is influenced by factors such as restaurant openings and closures, price increases, the effectiveness of our advertising and marketing initiatives, featured products, product mix, the level of our fixed and semi-variable costs, and fluctuations in food and labor costs.

Other

Certain Transactions with Wendy’s/Arby’s

The Company, Wendy’s, and Arby’s have transactions with Wendy’s/Arby’s in the normal course of their operations for matters principally related to stock compensation, income taxes and certain administrative services.

In addition, during the fourth quarter of 2008, Wendy’s advanced an aggregate of $155,000 to Wendy’s/Arby’s; Wendy’s/Arby’s used such advances to fund $150,177 of capital contributions to Arby’s. These advances do not bear interest and Wendy’s/Arby’s does not currently have intent to repay such advances. Accordingly, the $155,000 of advances are reflected as a reduction of “Invested equity”.

        The Company receives certain management services from Wendy’s/Arby’s, including legal, accounting, tax, insurance, financial and other management services. In connection with the acquisition of RTM Restaurant Group (the “RTM Acquisition”), ARG entered into a management services agreement with Wendy’s/Arby’s effective July 25, 2005 that provided for an initial annual fixed fee of $4.5 million plus annual cost of living adjustments beginning January 1, 2006.

         In the first quarter of 2009, Wendy’s/Arby’s began charging the restaurant segments for support services based upon budgeted segment revenues. Prior to that date, the restaurant segments had directly incurred such costs. Commencing with the second quarter of 2009, Wendy’s/Arby’s Restaurants established a shared service center in Atlanta and allocated its operating costs to the restaurant segments based on budgeted segment revenues.

Senior Notes fees

Approximately $5.4 million in fees for corporate finance advisory services were paid to a management company, which was formed by directors of Wendy’s/Arby’s including its Chairman of the Board of Directors, who is its former Chief Executive Officer, its Vice Chairman of the Board of Directors, who is its former President and Chief Operating Officer, and another director, who is also its former Vice Chairman of the Board of Directors in connection with the issuance of the Senior Notes.

Presentation of Financial Information

We report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. All quarters presented contain 13 weeks. Because our 2009 fiscal year ending on January 3, 2010 will contain 53 weeks, our fourth quarter of 2009 will contain 14 weeks. All references to years and quarters relate to fiscal periods rather than calendar periods.

Results of Operations

Three Months Ended June 28, 2009 Compared with Three Months Ended June 29, 2008

Presented below is a table that summarizes our results, same-store sales and restaurant margins for the 2009 second quarter and the 2008 second quarter. Due to the Wendy’s Merger, the percentage change between these three-month periods is not meaningful.

	Three Months Ended
	June 28,	June 29,
	2009	2008	Change
	(In Millions)
Revenues:
Sales	$816.2	$291.3	$524.9
Franchise revenues	96.5	21.7	74.8
	912.7	313.0	599.7
Costs and expenses:
Cost of sales	686.5	245.0	441.5
General and administrative	103.8	34.1	69.7
Depreciation and amortization	43.8	15.3	28.5
Impairment of long-lived assets	6.5	1.3	5.2
Facilities relocation and restructuring	3.0	-	3.0
Other operating expense, net	0.2	-	0.2
	843.8	295.7	548.1
Operating profit	68.9	17.3	51.6
Interest expense	(30.7)	(13.5)	(17.2)
Other income, net	0.1	0.1	-
Income before income taxes	38.3	3.9	34.4
Provision for income taxes	(14.0)	(1.8)	(12.2)
Net income	$24.3	$2.1	$22.2

Restaurant statistics:
Wendy’s same-store sales:	Second Quarter 2009
North America Company-owned restaurants	(1.2)%
North America Franchised restaurants	(0.1)%
North America Systemwide	(0.4)%

Arby’s same-store sales:	Second Quarter 2009	Second Quarter 2008
North America Company-owned restaurants	(5.8)%	(3.7)%
North America Franchised restaurants	(7.4)%	(2.8)%
North America Systemwide	(6.9)%	(3.2)%

Restaurant margin:
	Second Quarter 2009	Second Quarter 2008
Wendy’s	15.9%	N/A
Arby’s	14.9%	15.9%

Restaurant count:	Company-owned	Franchised	Systemwide
Wendy’s restaurant count:
Restaurant count at March 29, 2009	1,399	5,224	6,623
Opened	2	8	10
Closed	(5)	(20)	(25)
Sold to franchisees	(1)	1	-
Restaurant count at June 28, 2009	1,395	5,213	6,608

Arby’s restaurant count:
Restaurant count at March 29, 2009	1,171	2,570	3,741
Opened	3	17	20
Closed	(4)	(12)	(16)
Restaurant count at June 28, 2009	1,170	2,575	3,745
Total Wendy’s/Arby’s restaurant count at June 28, 2009	2,565	7,788	10,353

Sales

Our sales, which were generated primarily from our Company-owned restaurants, increased $524.9 million to $816.2 million for the three months ended June 28, 2009 from $291.3 million for the three months ended June 29, 2008. The increase in sales was due to the Wendy’s Merger which added 1,395 net Company-owned restaurants as of June 28, 2009 and generated $539.1 million in sales during the 2009 second quarter. Wendy’s North America Company-owned same-store sales, excluding the impact of fewer restaurants serving breakfast in the second quarter of 2009 as compared to the second quarter of 2008, would have increased approximately 0.6%. Excluding Wendy’s, sales decreased $14.2 million, which is attributable to the 5.8% decrease in same store sales of our Arby’s North America Company-owned restaurants stemming from lower customer traffic primarily impacted by the previously described negative economic trends and competitive pressures in “Introduction and Executive Overview – Our Business.” The decrease in Arby’s sales was partially mitigated by the continued positive effect on sales of the new Roastburger™ product launch in the 2009 first quarter.

Franchise Revenues

Total franchise revenues, which were generated entirely from franchised restaurants, increased $74.8 million to $96.5 million for the three months ended June 28, 2009 from $21.7 million for the three months ended June 29, 2008. The increase in franchise revenue was due to the Wendy’s Merger which added 5,213 franchised restaurants as of June 28, 2009 to the Wendy’s/Arby’s restaurant system and generated $76.1 million in franchise revenue during the 2009 second quarter. Wendy’s franchise store sales were not significantly impacted by changes in the number of restaurants serving breakfast in the second quarter of 2009. Excluding Wendy’s, franchise revenues decreased $1.3 million, which is attributable to the 7.4% decrease in same-store sales for Arby’s North America franchised restaurants. Same-store sales of our Arby’s North America franchise restaurants decreased primarily due to the same factors discussed above under “Sales”. In addition, sales at Arby’s North America franchise restaurants were negatively affected by less aggressive pricing and in-store value promotions than at Company – owned restaurants.

Restaurant Margin

Our restaurant margin decreased slightly to a consolidated 15.6% for the three months ended June 28, 2009 from the Arby’s 15.9% for the three months ended June 28, 2008. The 2009 second quarter restaurant margin reflects the mix of the Wendy’s restaurant margin of 15.9% and the Arby’s restaurant margin of 14.9%. Wendy’s restaurant margin for the second quarter of 2008 was 12.2%. The increase in the Wendy’s margin is primarily attributable to the effect of price increases in the second half of 2008 and improvements in food, labor and other controllable costs. The decrease in the Arby’s margin was primarily attributable to the effect of the decrease in Arby’s same store sales without comparable reductions in fixed and semi-variable costs, partially offset by price increases.

General and Administrative

Our general and administrative expenses increased $69.7 million to $103.8 million for the three months ended June 28, 2009 from $34.1 million for the three months ended June 29, 2008 principally due to the Wendy’s Merger which added $62.4 million of general and administrative expenses in the 2009 second quarter. Excluding the effect of the Wendy’s Merger, general and administrative expenses increased approximately $7.3 million principally due (1) an increase in the 2009 second quarter in permanent and temporary staffing and other expenses in connection with the establishment of the shared services center in Atlanta, Georgia and (2) a $1.7 million increase in incentive compensation accruals due to stronger consolidated performance as compared to plan in the 2009 second quarter compared to weaker consolidated performance as compared to plan in the 2008 second quarter.

Depreciation and Amortization

	Three Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s restaurants, primarily properties	$13.6	$15.3
Wendy’s restaurants, primarily properties	28.6	-
Shared services center assets	1.6	-
	$43.8	$15.3

Impairment of Long Lived Assets

	Three Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s restaurants, primarily properties at underperforming locations	$6.3	$1.3
Wendy’s restaurants	0.2	-
	$6.5	$1.3

Facilities Relocation and Restructuring

The expense for the three months ended June 28, 2009 represents Wendy’s merger-related severance costs incurred in the 2009 second quarter.

Interest Expense

	Three Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s debt	$18.4	$13.5
Wendy’s debt	11.3	-
Wendy’s/Arby’s Restaurants debt	1.0	-
	$30.7	$13.5

Interest expense increased $17.2 million principally reflecting (1) $11.3 million of interest on Wendy’s debt assumed as a result of the Wendy’s Merger, (2) $5.6 million from the write-off of deferred debt costs relating to the prepayments in the second quarter of 2009 on the term loan (the “Term Loan”) under the amended and restated Arby’s Credit Agreement (the “Credit Agreement”) and (3) $1.0 million of interest on the Wendy’s/Arby’s Restaurants Senior Notes issued in June 2009.  These increases were partially offset by a decrease in the Term Loan interest expense due to a decrease in outstanding Term Loan debt resulting from the $277.5 million of prepayments since the end of the second quarter of 2008, including $132.5 million prepaid on June 23, 2009.

Provision for Income Taxes

The effective tax rates for the three months ended June 28, 2009 and June 29, 2008 were 36.7% and 46.0%, respectively.  The effective rate is higher in 2008 principally as a result of (1) the effect of state income taxes, net of Federal benefit relative to pre-tax income in both periods, (2) the 2008 effect of adjustments to uncertain tax positions, and (3) the effects of non-deductible expenses, tax credit benefits, and their relationship to the pre-tax income in both periods.

Net Income

Our net income improved $22.2 million to $24.3 million in the 2009 second quarter from $2.1 million in the 2008 second quarter. This is primarily attributed to the inclusion of the results of operations of Wendy’s for the 2009 second quarter as partially offset by the decline in the results of operations for Arby’s in the 2009 second quarter as compared to the same period in the prior year.

Six Months Ended June 28, 2009 Compared with Six Months Ended June 29, 2008

Presented below is a table that summarizes our results of operations and compares the amount of the change between the 2009 first half and the 2008 first half.  Due to the Wendy’s Merger, the percentage change between these six-month periods is not meaningful.

	Six Months Ended
	June 28,	June 29,
	2009	2008	Change
	(In Millions)
Revenues:
Sales	$1,589.4	$572.9	$1,016.5
Franchise revenues	187.3	42.9	144.4
	1,776.7	615.8	1,160.9
Costs and expenses:
Cost of sales	1,362.4	478.4	884.0
General and administrative	213.1	71.7	141.4
Depreciation and amortization	95.1	30.1	65.0
Impairment of long-lived assets	13.4	1.4	12.0
Facilities relocation and restructuring	4.2	0.1	4.1
Other operating expense (income), net	1.7	(0.5)	2.2
	1,689.9	581.2	1,108.7
Operating profit	86.8	34.6	52.2
Interest expense	(52.4)	(27.8)	(24.6)
Other income (expense), net	(4.7)	0.4	(5.1)
Income before income taxes	29.7	7.2	22.5
Provision for income taxes	(11.5)	(2.9)	(8.6)
Net income	$18.2	$4.3	$13.9

Restaurant statistics:
Wendy’s same-store sales:	First Half 2009
North America Company-owned restaurants	(0.5)%
North America Franchised restaurants	0.5%
North America Systemwide	0.3%

Arby’s same-store sales:	First Half 2009	First Half 2008
North America Company-owned restaurants	(6.9)%	(2.7)%
North America Franchised restaurants	(7.8)%	(1.0)%
North America Systemwide	(7.5)%	(1.6)%

Restaurant margin:
	First Half 2009	First Half 2008
Wendy’s	13.6%	N/A
Arby’s	14.6%	16.5%

Restaurant count:	Company-owned	Franchised	Systemwide
Wendy’s restaurant count:
Restaurant count at December 28, 2008	1,406	5,224	6,630
Opened	7	19	26
Closed	(7)	(41)	(48)
Sold to franchisees	(11)	11	-
Restaurant count at June 28, 2009	1,395	5,213	6,608

Arby’s restaurant count:
Restaurant count at December 28, 2008	1,176	2,580	3,756
Opened	4	34	38
Closed	(10)	(39)	(49)
Restaurant count at June 28, 2009	1,170	2,575	3,745
Total Wendy’s/Arby’s restaurant count at June 28, 2009	2,565	7,788	10,353

Sales

Our sales, which were generated primarily from our Company-owned restaurants, increased $1,016.5 million to $1,589.4 million for the six months ended June 28, 2009 from $572.9 million for the six months ended June 29, 2008. The increase in sales was due to the Wendy’s Merger which added 1,395 net Company-owned restaurants as of June 28, 2009 and generated $1,046.1 million in sales during the 2009 first half. Wendy’s North America Company-owned same-store sales, excluding the impact of fewer restaurants serving breakfast in the 2009 first half as compared to the 2008 first half, would have increased approximately 1.1%. Excluding Wendy’s, sales decreased $29.6 million, which is attributable to the 6.9% decrease in same-store sales of our Arby’s North America Company-owned restaurants, principally due to the same factors discussed under “Sales” in the three month discussion.

Franchise Revenues

Total franchise revenues, which were generated entirely from franchised restaurants, increased $144.4 million to $187.3 million for the six months ended June 28, 2009 from $42.9 million for the six months ended June 29, 2008. The increase in franchise revenue was due to the Wendy’s Merger which added 5,213 franchised restaurants as of June 28, 2009 to the Wendy’s/Arby’s restaurant system and generated $147.3 million in franchise revenue during the 2009 first half. Wendy’s franchise store-sales were not significantly impacted by changes in the number of restaurants serving breakfast in the 2009 first half. Excluding Wendy’s, franchise revenues decreased $2.9 million, which is attributable to the 7.8% decrease in same-store sales for Arby’s North America franchised restaurants. Same store sales of our Arby’s North America franchised restaurants decreased principally due to the same factors discussed under “Franchise Revenues” in the three month discussion above.

Restaurant Margin

Our restaurant margin decreased to a consolidated 14.0% for the six months ended June 28, 2009 from the Arby’s 16.5% restaurant margin for the six months ended June 28, 2008. The 2009 first half restaurant margin reflects the mix of the Wendy’s restaurant margin of 13.6% and the Arby’s restaurant margin of 14.6%. Wendy’s restaurant margin for the 2008 first half was 11.2%. The changes in restaurant margin for the 2009 first half were due primarily to the same factors mentioned above in the three month discussion.

General and Administrative

Our general and administrative expenses increased $141.4 million to $213.1 million for the six months ended June 28, 2009 from $71.7 million for the six months ended June 29, 2008 principally due to the Wendy’s Merger which added $122.5 million of general and administrative expenses in the 2009 first half. Excluding Wendy’s, general and administrative expenses increased approximately $18.9 million principally due to (1) an increase in the 2009 first half in ARG permanent and temporary staffing and other expenses in connection with the establishment of the shared services center in Atlanta, Georgia and (2) a $2.1 million increase in the allowance for doubtful accounts for the collection of Arby’s franchise revenues.

Depreciation and Amortization

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s restaurants, primarily properties	$28.1	$30.1
Wendy’s restaurants, primarily properties	65.3	-
Shared services center assets	1.7	-
	$95.1	$30.1

Impairment of Long Lived Assets

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s restaurants, primarily properties at underperforming locations	$12.7	$1.4
Wendy’s restaurants	0.7	-
	$13.4	$1.4

Facilities Relocation and Restructuring

The expense for the six months ended June 28, 2009 represents Wendy’s merger-related severance costs incurred in the 2009 second quarter.

Interest Expense

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)

Arby’s debt	$28.6	$27.8
Wendy’s debt	22.8	-
Wendy’s/Arby’s Restaurants debt	1.0	-
	$52.4	$27.8

         Interest expense increased $24.6 million principally reflecting (1) $22.8 million of interest on Wendy’s debt assumed as a result of the Wendy’s Merger, (2) $5.6 million from the write-off of deferred debt costs relating to the prepayments in the second quarter of 2009 on the Term Loan discussed below and (3) $1.0 million of interest on the Wendy’s/Arby’s Restaurants 10.00% Senior Notes issued in June 2009.  These increases were partially offset by a decrease in the Term Loan interest expense due to a decrease in outstanding Term Loan debt resulting from the $277.5 million of prepayments since the end of the second quarter of 2008, including $132.5 million prepaid on June 23, 2009.

Other Income (Expense), Net

	Six Months Ended
	June 28, 2009	June 28, 2008
	(In Millions)

Deferred costs write-off	$(4.3)	$-
Other than temporary losses on investments	(1.9)	-
Other	1.5	0.4
	$(4.7)	$0.4

The deferred costs written off in the 2009 first half related to financing costs incurred for a Wendy’s credit facility that was executed in January 2009 but was refinanced by the amended and restated Credit Agreement discussed below under “Liquidity and Capital Resources – Long-term Debt.”

Based on a review of our unrealized investment losses in the 2009 six month period, we determined that the decreases in the fair value of one of our cost method investments was other than temporary due to the prospect for future recovery in the market value of the investment. Accordingly, we recorded other than temporary losses on one of our cost method investments of $1.9 million in the 2009 first half.

Provision for Income Taxes

The effective tax rates for the first half of 2009 and 2008 were 38.9% and 40.6%, respectively.  The effective rate is higher in 2008 principally as a result of (1) the 2008 effect of adjustments to uncertain tax positions, and (2) the effect of tax credit benefits relative to pre-tax income in both periods.

Net income

Our net income improved $13.9 million to $18.2 million in the 2009 first half from $4.3 million in the 2008 first half.  The improvement is primarily attributed to the inclusion of the results of operations for the 2009 first half for Wendy’s as partially offset by the decline in the results of operations for Arby’s in the 2009 first half as compared to the same period in the prior year.

Outlook for the Remainder of 2009

Sales

As a result of the impact of the Wendy’s Merger, our sales will increase significantly for the remainder of 2009 as compared to 2008. We anticipate that certain of the negative factors described above which affected our 2009 same-store sales will continue to impact our customer traffic and sales for the remainder of the 2009 fiscal year. Wendy’s same-store sales for the remainder of 2009 are expected to be favorably impacted by continued operational improvements and premium product introductions. Offsetting factors will include the uncertain economic environment and a reduction in the number of stores serving breakfast while refining this daypart strategy. For the remainder of 2009, the Arby’s marketing strategy will continue to emphasize Arby’s core equity of sliced roasted meats and will focus on driving the frequency of our customer base. This frequency focus will be achieved through more relevant advertising messages and more competitive pricing. We anticipate that these marketing initiatives will improve Arby’s same-store sales trends as compared to the first half of 2009. For the remainder of 2009, the net impact of new store openings and closings for Wendy’s and Arby’s are not expected to have a significant impact on consolidated sales. We continually review the performance of any underperforming Company-owned restaurants and evaluate whether to close those restaurants, particularly in connection with the decision to renew or extend their leases.

Franchise Revenues

Our franchise revenues will also increase significantly for the remainder of 2009 as a result of the impact of the Wendy’s Merger. Despite an overall increase in franchise revenues, the same-store sales trends for franchised restaurants at Arby’s and Wendy’s will continue to be generally impacted by many of the same factors described above under “Sales.”

Restaurant Margin

We expect that the restaurant margins at Company-owned restaurants for the remainder of 2009 for both of our brands will increase primarily as a result of the impact of currently effective price increases, sales leverage from improving same-store sales, higher margins on new premium menu items and tighter controls on fixed and semi-variable costs. In addition, the Wendy’s margins are expected to benefit from seasonal sales increases in the third quarter of 2009.  Wendy’s and Arby’s restaurant margins are also expected to be favorably impacted by improvement in commodity costs in the second half of 2009 as compared to the second half of 2008.  These factors are expected to be partially offset by the negative impact on food cost of value menu offerings of Arby’s as well as higher labor rates in the remainder of 2009.

General and Administrative

We expect that our general and administrative expense for the remainder of 2009 will increase significantly compared to the same period in 2008 as a result of the impact of the Wendy’s Merger, including integration costs.

Depreciation and Amortization

We expect that our depreciation and amortization expense for the remainder of 2009 will increase compared to the same period in 2008 primarily as a result of the impact of the Wendy’s Merger.

Facilities Relocation and Restructuring

We expect that our facilities relocation and corporate restructuring expense for the remainder of 2009 will be higher than the same period in 2008 primarily due to the impact of Wendy’s Merger related costs that cannot yet be recognized under applicable accounting standards.

Interest Expense

We expect that our interest expense for the remainder of 2009 will increase compared to the same period in 2008 primarily as a result of: (1) the impact of the Wendy’s Merger, (2) the issuance of the Senior Notes discussed in “Liquidity and Capital Resources-Long-term Debt” and (3) the effect of increased interest rates under our amended Credit Agreement.  These increases are expected to be partially offset by the effect on interest expense of the $277.5 million in prepayments of the Term Loan since the second quarter of 2008, including $132.5 million paid on June 23, 2009.

Liquidity and Capital Resources

Sources and Uses of Cash for the Six Months Ended June 28, 2009

Cash and cash equivalents (“Cash”) totaled $582.5 million at June 28, 2009 compared to $63.1 million at December 28, 2008. For the six months ended June 28, 2009, net cash provided by continuing operating activities totaled $162.4 million, which includes the following significant items:

•	Our net income of $18.2 million;
•	Depreciation and amortization of $95.1 million;
•	The receipt of deferred vendor incentives, net of amount recognized, of $19.5 million;
•	Impairment of long-lived assets charges of $13.4 million;
•	The write off and amortization of deferred financing costs of $11.8 million;
•	Distributions received from our investment in a joint venture of $7.1 million; and
•
Changes in operating assets and liabilities of $17.8 million principally reflecting an $11.1 million increase in prepaid expenses and other current assets and a $7.2 million decrease in accounts payable, accrued expenses and other current liabilities primarily due to payments to vendors.

We expect positive cash flows from continuing operating activities during the remainder of 2009.

Additionally, for the six months ended June 28, 2009, we had the following significant sources and uses of cash other than from operating activities:

•	Proceeds of $553.8 million primarily from the issuance of the Senior Notes discussed below under “Long-term Debt”;
•	Net repayments of other long-term debt of $138.0 million including a prepayment of $132.5 million on the Term Loan in the second quarter of 2009;
•	Cash capital expenditures totaling $40.0 million, including the construction of new restaurants (approximately $11.4 million) and the remodeling of existing restaurants; and
•	Deferred financing costs of $29.6 million.

The net cash provided by continuing operations before the effect of exchange rate changes on cash was approximately $518.7 million.

Working Capital

Working capital, which equals current assets less current liabilities, was $406.5 million at June 28, 2009, reflecting a current ratio, which equals current assets divided by current liabilities, of 1.9:1. The working capital at June 28, 2009 increased $550.2 million from a deficit of $143.7 million at December 28, 2008, primarily related to $162.4 million in net cash provided by continuing operating activities and $387.8 million in net cash provided by continuing financing activities.

Long-term Debt

There were no material changes to the terms of any debt obligations since December 28, 2008, as discussed in the Wendy’s/Arby’s Form 10-K, except as follows:

Senior Notes

On June 23, 2009, Wendy’s/Arby’s Restaurants, issued $565.0 million principal amount of Senior Notes. The Senior Notes will mature on July 15, 2016 and accrue interest at 10.00% per annum, payable semi-annually on January 15 and July 15, with the first payment on January 15, 2010. The Senior Notes were issued at 97.533% of the principal amount, representing a yield to maturity of 10.50% and resulting in net proceeds paid to us of $551.1 million. The $13.9 million discount will be accreted and the related charge included in interest expense until the Senior Notes mature. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain direct and indirect domestic subsidiaries of Wendy’s/Arby’s Restaurants (collectively, the “Guarantors”).

Wendy’s/Arby’s Restaurants incurred approximately $20.2 million in costs related to the issuance of the Senior Notes which will be amortized to interest expense over the Senior Notes’ term utilizing the effective interest method.

        An Indenture dated as of June 23, 2009 among Wendy’s/Arby’s Restaurants, the Guarantors and U.S. Bank National Association, as trustee, includes certain customary covenants that, subject to a number of important exceptions and qualifications, limit the ability of Wendy’s/Arby’s Restaurants and its restricted subsidiaries to, among other things, incur debt or issue preferred or disqualified stock, pay dividends on equity interests, redeem or repurchase equity interests or prepay or repurchase subordinated debt, make some types of investments and sell assets, incur certain liens, engage in transactions with affiliates (except on an arms-length basis), and consolidate, merge or sell all or substantially all of their assets.

Senior Secured Term Loan

On June 10, 2009, Wendy’s/Arby’s Restaurants entered into an Amendment No. 1 to the Credit Agreement which, among other things (1) permitted the issuance by Wendy’s/Arby’s Restaurants of the Senior Notes described above and the incurrence of debt thereunder, and permitted Wendy’s/Arby’s Restaurants to dividend to Wendy’s/Arby’s the net cash proceeds of the Senior Notes issuance less amounts used to prepay the Term Loan and pay accrued interest thereon and certain other payments, (2) modified certain total leverage financial covenants, added certain financial covenants based on senior secured leverage ratios and modified the minimum interest coverage ratio, (3) permitted the prepayment at any time prior to maturity of certain Senior Notes of Wendy’s and eliminated certain incremental debt baskets in the covenant prohibiting the incurrence of additional indebtedness and (4) modified the interest margins to provide that the margins will fluctuate based on Wendy’s/Arby’s Restaurants’ corporate credit rating.  Wendy’s/Arby’s Restaurants incurred approximately $3.1 million in costs related to such Amendment No 1.

As amended, the Term Loan and amounts borrowed under the revolving credit facility (the “Amended Revolver”) bear interest at our option at either (1) the Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%), plus an interest rate margin of 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating, or (2) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less that 3.75%), in either case plus an interest rate margin of 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating. Based on Wendy’s/Arby’s Restaurants’ corporate credit rating at the effective date of the Amendment No. 1 and as of June 28, 2009, the applicable interest rate margins available to us were 4.50% for Eurodollar Base Rate borrowings and 3.50% for Base Rate borrowings.

Concurrently with the closing of the issuance of the Senior Notes, we prepaid the Term Loan in an aggregate principal amount of $132.5 million and accrued interest thereon.

During the six months ended June 28, 2009, we borrowed a total of $51.2 million under the Amended Revolver; however, no amounts were outstanding as of June 28, 2009. The Amended Revolver includes a sub-facility for the issuance of letters of credit up to $50.0 million.  The availability under the Amended Revolver as of June 28, 2009 was $134.2 million, which is net of $35.8 million for outstanding letters of credit.

Debt Covenants

We were in compliance with all the covenants of the Credit Agreement as of June 28, 2009 and we expect to remain in compliance with all of these covenants for the next twelve months. As of June 28, 2009 there was $20.1 million available for the payment of dividends to Wendy’s/Arby’s under the covenants of the Credit Agreement.

Wendy’s 6.20% and 6.25% Senior Notes and 7% Debentures (the “Wendy’s Notes”) contain covenants that specify limits on the incurrence of indebtedness. We were in compliance with these covenants as of June 28, 2009 and project that we will be in compliance with these covenants for the next twelve months.

A significant number of the underlying leases in the Arby’s restaurants segment for sale-leaseback obligations and capitalized lease obligations, as well as the operating leases, require or required periodic financial reporting of certain subsidiary entities within ARG or of individual restaurants, which in many cases have not been prepared or reported. The Company has negotiated waivers and alternative covenants with its most significant lessors which substitute consolidated financial reporting of ARG for that of individual subsidiary entities and which modify restaurant level reporting requirements for more than half of the affected leases.  Nevertheless, as of June 28, 2009, the Company was not in compliance, and remains not in compliance, with the reporting requirements under those leases for which waivers and alternative financial reporting covenants have not been negotiated. However, none of the lessors has asserted that the Company is in default of any of those lease agreements. The Company does not believe that such non-compliance will have a material adverse effect on its condensed combined financial position or results of operations.

Contractual Obligations

In the Wendy’s/Arby’s 2008 Form 10-K, the contractual obligations disclosed were primarily obligations of Wendy’s/Arby’s Restaurants.  The contractual obligations that were not related to Wendy’s/Arby’s Restaurants were principally related to Wendy’s/Arby’s corporate debt.  As of June 28, 2009, there have been no material changes to those contractual obligations outside of the ordinary course of business except: (1) the issuance of $565.0 million of the Senior Notes in June 2009 and (2) the repayment of $132.5 million of the Term Loan, both as described above.

Credit Ratings

Wendy’s/Arby’s Restaurants is rated by Moody’s Investor’s Service (“Moody’s”) and specific debt issuances of Wendy’s/Arby’s and Wendy’s are rated by Standard & Poor’s (“S&P”) and Moody’s.

In June 2009, the agencies assigned the following ratings for Wendy’s/Arby’s Restaurants and Wendy’s:

	S&P	Moody’s
Corporate family/corporate credit
Entity	Not applicable	Wendy’s/Arby’s Restaurants
Rating	-	B2
Outlook	-	Stable

Wendy’s/Arby’s Restaurants Senior Notes	B+	B2

Wendy’s/Arby’s Restaurants Credit Agreement	BB	Ba2

Wendy’s Notes	B-	Caa1

There are many factors that could lead to future upgrades or downgrades of our credit ratings. Credit rating upgrades or downgrades could lead to, among other things, changes in borrowing costs and changes in our ability to access capital markets on acceptable terms.

A rating is not a recommendation to buy, sell or hold any security, and may be subject to revision or withdrawal at any time by the rating agency. Each rating should be evaluated independently of any other rating.

Dividends

During the first half of 2009, $7.6 million of intercompany dividends were paid to Wendy’s/Arby’s.  No intercompany dividends were paid to Wendy’s/Arby’s during the first half of 2008.  As of June 28, 2009, under the terms of the Credit Agreement, there was $20.1 million immediately available for the payment of dividends to Wendy’s/Arby’s, subject to adjustments.

In addition, under the terms of the Senior Notes, Wendy’s/Arby’s Restaurants could distribute the remaining net proceeds of $393.2 million from the issuance of the Senior Notes, after consideration of the any original issue discounts, prepayments of debt, and financing costs and other costs related to the issuance of the Senior Notes, to Wendy’s/Arby’s.  These proceeds may be used by Wendy’s/Arby’s for the use of general corporate purposes, including working capital, funding of key strategic growth initiatives, acquisitions of other restaurant companies, repayment or refinancing of indebtedness, and the return of capital to stockholders, including through stock repurchases and/or dividends.

Sources and Uses of Cash for the Remainder of 2009

Our anticipated consolidated cash requirements for continuing operations for the remainder of 2009, exclusive of operating cash flow requirements, consist principally of:

•	Cash capital expenditures of approximately $94.8 million;
•	Potential intercompany dividends and fees;
•	Scheduled debt principal repayments aggregating $24.0 million;
•	Severance payments of approximately $4.6 million related to our Wendy’s Merger integration program; and

•	The costs of any potential business acquisitions or financing activities.

We expect to meet these requirements from operating cash flows and available cash.

Legal Matters

On April 25, 2008, a putative class action complaint was filed by Ethel Guiseppone, on behalf of herself and others similarly situated, against Wendy’s, its directors, Triarc and Trian Partners (a company founded and run by Wendy’s/Arby’s Chairman and Vice Chairman), in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 19, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement with the Company on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933 (the “Form S-4”). The proposed amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against disenfranchising the purported class and consummating the merger; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

Also on April 25, 2008, a putative class action and derivative complaint was filed by Cindy Henzel, on behalf of herself and others similarly situated, and derivatively on behalf of Wendy’s, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 16, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On May 22, 2008, a putative class action complaint was filed by Ronald Donald Smith, on behalf of himself and others similarly situated, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 30, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On June 13, 2008, a putative class action complaint was filed by Peter D. Ravanis and Dorothea Ravanis, on behalf of themselves and others similarly situated, against Wendy’s, its directors, and Triarc in the Supreme Court of the State of New York, New York County. An amended complaint was filed on June 20, 2008. The amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against consummating the merger; other equitable relief; attorneys’ fees; and any other relief the court deemed proper and just. All parties to this case have jointly requested that the court stay the action pending resolution of the Ohio cases.

On July 9, 2008, the parties to the three Ohio actions described above filed a stipulation and proposed order that would consolidate the cases, provide for the proposed amended complaint in the Henzel case to be the operative complaint in each of the cases, designate one law firm as lead plaintiffs’ counsel, and establish an answer date for the defendants in the consolidated case. The court entered the order as proposed in all three cases on July 9, 2008.

On August 13, 2008, counsel for the parties to the Guiseppone, Henzel, Smith and Ravanis cases described above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including Wendy’s, its directors, Triarc and Trian. In connection with the settlement, Wendy’s agreed to make certain additional disclosures to its shareholders, which were contained in the Form S-4 and to pay plaintiffs’ legal fees.

On January 30, 2009, the parties entered into a Class and Derivative Action Stipulation of Settlement. The settlement was subject to approval by the Common Pleas Court of Franklin County, Ohio. On January 30, 2009, the plaintiffs submitted an application for an order preliminarily approving the settlement, certifying a class for settlement purposes only, providing for notice to the class and setting a final settlement hearing.

On April 1, 2009, the Common Pleas Court of Franklin County, Ohio entered an order preliminarily approving settlement of all claims and certifying a class for settlement purposes only, which provided for notice of settlement to the class and set a final settlement hearing date of July 1, 2009.  On May 1, 2009, Wendy’s mailed a notice of pendency of the class actions, the proposed settlement and the final hearing date.

    On July 1, 2009, the Common Pleas Court of Franklin County, Ohio entered a final order approving settlement of all claims in the Guiseppone, Henzel and Smith cases and certifying a class for settlement purposes only.  On July 9, 2009, the Supreme Court of the State of New York, New York County, entered a dismissal of the Ravanis case, with prejudice. The disposition of these cases was not material to the results of operations or financial condition of the Company.

In November 2002, a class action was brought in the United States District Court for the Southern District of Florida against RTM Operating Company (the “Operating Company”), which became a subsidiary of ours following the RTM Acquisition.  The complaint alleged that the Arby’s restaurants owned by the Operating Company and its affiliates failed to comply with Title III of the Americans with Disabilities Act (the “ADA”).  Without admitting liability, the Operating Company entered into a settlement agreement with the plaintiffs on a class-wide basis, which was approved by the court on August 10, 2006, that called for the restaurants owned by the Operating Company and certain of its affiliates to be brought into ADA compliance over an eight year period at a rate of approximately 100 restaurants per year. The settlement agreement also applies to restaurants subsequently acquired by the Operating Company and such affiliates. ARG estimates that it will spend approximately $1.3 million per year of capital expenditures over a seven-year period commencing in 2008 to bring the restaurants into compliance under the settlement agreement, in addition to paying certain legal fees and expenses.

In addition to the matters described above, the Company is involved in litigation and claims incidental to its current and prior business.  The Company has reserves for all of its legal matters aggregating $2.2 million as of June 28, 2009.  Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves, the Company does not believe that the outcome of such legal matters will have a material adverse effect on its combined financial position or results of operations.

Seasonality

Our restaurant operations are moderately impacted by seasonality because Wendy’s restaurant revenues are normally higher during the summer months than during the winter months.  Because of this seasonality, results for any particular quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2009, the FASB issued SFAS No. 167, “Consolidation of Variable Interest Entities” (“SFAS 167”). SFAS 167 alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions. SFAS 167 is effective commencing with our 2010 fiscal year. We are currently evaluating the effects, if any, that adoption of this standard will have on our combined financial statements.

Also in June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 authorized the Codification as the sole source for authoritative U.S. GAAP and any accounting literature that is not in the Codification will be considered nonauthoritative. SFAS 168 will be effective commencing with our 2009 third quarter and is not anticipated to have a material effect on our combined financial statements.

Quantitative and Qualitative Disclosures about Market Risk

This “Quantitative and Qualitative Disclosures about Market Risk” has been presented in accordance with Item 305 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) and should be read in conjunction with “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in the Wendy’s/Arby’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Certain statements we make hereunder constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  See “Special Note Regarding Forward-Looking Statements and Projections” below.

We are exposed to the impact of interest rate changes, changes in commodity prices, changes in the fair value of our investments and foreign currency fluctuations primarily related to the Canadian dollar. In the normal course of business, we employ established policies and procedures to manage our exposure to these changes using financial instruments we deem appropriate.

Interest Rate Risk

Our objective in managing our exposure to interest rate changes is to limit the impact on our earnings and cash flows of increasing market interest while continuing to benefit from lower short-term rates on a portion of our debt. As of June 28, 2009 our long-term debt, including current portion, aggregated $1,510.2 million and consisted of $1,029.0 million of fixed-rate debt, $253.5 million of variable-rate debt, and $227.7 million of capitalized lease and sale-leaseback obligations. Our variable interest rate debt consists of $253.5 million of Arby’s term loan borrowings under a variable-rate senior secured term loan facility due through 2012, which we refer to in this report as the “Credit Agreement.” The term loan borrowings under the Credit Agreement and amounts borrowed under the revolving credit facility included in the Credit Agreement bear interest at the borrowers’ option at either (1) LIBOR (0.60% at June 28, 2009) of not less than 2.75% plus an interest rate margin of 4.5% or (2) the higher of a base rate determined by the administrative agent for the Credit Agreement or the Federal funds rate plus 0.5% (but not less than 3.75%), in either case plus an interest rate margin of 3.5%.  The LIBOR option was chosen as of June 28, 2009 with a resulting 7.25% interest rate.  As of June 28, 2009, we did not have any interest rate protection vehicles in place. In order to mitigate our interest rate risk, we intend to enter into $425.0 million (notional amount) of interest rate swap agreements during the third quarter of 2009 in order to hedge a portion of our fixed rate debt.  The fair value of our fixed-rate debt will decline if interest rates increase.

Commodity Price Risk

In our restaurants segments, we purchase certain food products, such as beef, poultry, pork and cheese, that are affected by changes in commodity prices and, as a result, we are subject to variability in our food costs.  While price volatility can occur, which would impact profit margins, there are generally alternative suppliers available. Our ability to recover increased costs through higher pricing is, at times, limited by the competitive environment in which we operate.  Management monitors our exposure to commodity price risk.

Arby’s does not enter into financial instruments to hedge commodity prices or hold any significant inventories of these commodities. In order to ensure favorable pricing for its major food products, as well as maintain an adequate supply of fresh food products, we are members of a purchasing cooperative along with our franchisees that negotiates contracts with approved suppliers on behalf of the Arby's system.  These contracts establish pricing arrangements, and historically have limited the variability of these commodity costs, but do not establish any firm purchase commitments by us or our franchisees.

Wendy’s employs various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques can include setting fixed prices with suppliers generally for one year or less, and setting in advance the price for products to be delivered in the future by having the supplier enter into forward arrangements (sometimes referred to as “buying forward”).

Foreign Currency Risk

Our objective in managing our exposure to foreign currency fluctuations is to limit the impact of these fluctuations on earnings and cash flows. As of June 28, 2009, our primary exposures to foreign currency risk are primarily related to fluctuations in the Canadian dollar relative to the U.S. dollar for our Canadian operations. Exposure outside of North America is limited to the effect of rate fluctuations on royalties paid by franchisees.  We monitor these exposures and periodically determine our need for the use of strategies intended to lessen or limit our exposure to these fluctuations.  We have exposure to (1) our investment in a joint venture with Tim Hortons, Inc. (“THI”), (2) investments in a Canadian foreign subsidiary, and (3) export revenues and related receivables denominated in foreign currencies which are subject to foreign currency fluctuations.  Wendy’s is a partner in a Canadian restaurant real estate joint venture with THI (“TimWen”). Wendy’s 50% share of TimWen is accounted for using the equity method. Our foreign subsidiary exposures relate to restaurants and administrative operations in Canada. The exposure to Canadian dollar exchange rates on the Company’s cash flows primarily includes imports paid for by Canadian operations in U.S. dollars and payments from the

Company’s Canadian operations to the Company’s U.S. operations in U.S. dollars, and to a lesser extent royalties paid by Canadian franchisees. Revenues from foreign operations for the six-months ended June 28, 2009 represented 5% of our total franchise revenues and 6% of our total revenues. For the six-months ended June 29, 2008, the same percentages were 6% and less than 1%, respectively. Accordingly, an immediate 10% change in foreign currency exchange rates versus the United States dollar from their levels at June 28, 2009 and June 29, 2008 would not have a material effect on our combined financial position or results of operations.

Overall Market Risk

Our overall market risk as of June 28, 2009 includes cash equivalents, certain cost investments and our equity investments including TimWen. As of June 28, 2009, these investments were classified in our unaudited Condensed Combined Balance Sheets as follows (in millions):

Cash equivalents included in “Cash and cash equivalents”	$410.5
Restricted cash equivalents:
Current	2.5
Non-current	6.5
Equity investments	91.8
Cost investments	4.6
$515.9

Our cash equivalents are short-term, highly liquid investments with maturities of three months or less when acquired and consist principally of cash in bank money market and mutual fund accounts, and are primarily not in Federal Deposit Insurance Corporation insured accounts.  As of June 28, 2008, $9.0 million of our cash equivalents were restricted.
At June 28, 2009 our investments were classified in the following general types or categories (in millions):

			Carrying Value
Type	At Cost	At Fair Value (a)	Amount	Percent
Cash equivalents	$410.5	$410.5	$410.5	79%
Current and non-current restricted cash equivalents	9.0	9.0	9.0	2%
Other non-current investments accounted for at:
Equity	91.8	91.8	91.8	18%
Cost	4.6	4.9	4.6	1%
	$515.9	$516.2	$515.9	100%

___________________
(a)	There can be no assurance that we would be able to realize these amounts.

Our investments which are accounted for at cost included limited partnerships and other non-current investments in which we do not have significant influence over the investees. Realized gains and losses on our investments recorded at cost are reported as income or loss in the period in which the securities are sold. Investments accounted for in accordance with the equity method of accounting are those in which we have significant influence over the investees and for which our results of operations include our share of the income or loss of the investees. We review all of our investments in which we have unrealized losses and recognize investment losses currently for any unrealized losses we deem to be other than temporary.

Sensitivity Analysis

Our estimate of market risk exposure is presented for each class of financial instruments held by us at June 28, 2009 for which an immediate adverse market movement would cause a potential material impact on our financial position or results of operations. We believe that the adverse market movements described below represent the hypothetical loss to future earnings and do not represent the maximum possible loss nor any expected actual loss, even under adverse conditions, because actual adverse fluctuations would likely differ. The table below reflects the risk for those financial instruments entered into for other than trading purposes as of June 28, 2009 based upon assumed immediate adverse effects as noted below (in millions):

	Carrying Value	Interest Rate Risk	Equity Price Risk	Foreign Currency Risk
Cash equivalents	$410.5	$-	$-	$-
Current and non-current restricted cash equivalents	9.0	-	-	-
Equity investments	91.8	-	(9.2)	(9.2)
Cost investments	4.6	-	(0.5)	-

Long-term debt, excluding capitalized lease and sale-leaseback obligations-variable rate	253.5	(6.6)	-	-
Long-term debt, excluding capitalized lease and sale-leaseback obligations-fixed rate	1,029.0	(33.8)	-	-

The sensitivity analysis of financial instruments held at June 28, 2009 assumes an instantaneous one percentage point adverse change in market interest rates, and an instantaneous 10% adverse change in the foreign currency exchange rates versus the United States dollar, each from their levels at June 28, 2009 and with all other variables held constant. The equity price risk reflects the impact of a 10% decrease in the carrying value of our equity securities, including those in “Cost investments” in the tables above. The sensitivity analysis also assumes that the decreases in the equity markets and foreign exchange rates are other than temporary.

Our cash equivalents and restricted cash equivalents included $419.5 million as of June 28, 2009 of bank money market accounts and interest-bearing brokerage and bank accounts which are all investments with a maturity of three months or less when acquired and are designed to maintain a stable value.

As of June 28, 2009, we had amounts of both fixed-rate debt and variable-rate debt. On the fixed-rate debt, the interest rate risk presented with respect to our long-term debt, excluding capitalized lease and sale-leaseback obligations, primarily relates to the potential impact a decrease in interest rates of one percentage point has on the fair value of our $1,029.0 million of fixed-rate debt and not on our financial position or our results of operations. On the variable-rate debt, the interest rate risk presented with respect to our long-term debt, excluding capitalized lease and sale-leaseback obligations, represents the potential impact an increase in interest rates of one percentage point has on our results of operations related to our $253.5 million of variable-rate long-term debt outstanding as of June 28, 2009. Our variable-rate long-term debt outstanding as of June 28, 2009 had a weighted average remaining maturity of approximately three years.

OTHER INFORMATION

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This Current Report on Form 8-K and oral statements made from time to time by representatives of the Company may contain or incorporate by reference certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained herein. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

•	competition, including pricing pressures, aggressive marketing and the potential impact of competitors’ new unit openings on sales of Wendy’s® and Arby’s® restaurants;

•	consumers’ perceptions of the relative quality, variety, affordability and value of the food products we offer;

•	success of operating initiatives, including advertising and promotional efforts and new product and concept development by us and our competitors;

•	development costs, including real estate and construction costs;

•
changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, French fries or other foods or the effects of food-borne illnesses such as “mad cow disease” and avian influenza or “bird flu,” and changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•
certain factors affecting our franchisees, including the business and financial viability of franchisees, the timely payment of franchisees’ obligations due to us, and the ability of our franchisees to open new restaurants in accordance with their development commitments, including their ability to finance restaurant development and remodels;

•	availability, location and terms of sites for restaurant development by us and our franchisees;

•	delays in opening new restaurants or completing remodels of existing restaurants;

•	the timing and impact of acquisitions and dispositions of restaurants;

•	our ability to successfully integrate acquired restaurant operations;

•	anticipated or unanticipated restaurant closures by us and our franchisees;

•	our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Wendy’s and Arby’s restaurants successfully;

•	availability of qualified restaurant personnel to us and to our franchisees, and the ability to retain such personnel;

•
our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Wendy’s and Arby’s restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•      changes in commodity (including beef and chicken), labor, supply, fuel, utilities, distribution and other operating costs;

•	availability and cost of insurance;

•	adverse weather conditions;

•	availability, terms (including changes in interest rates) and deployment of capital;

•
changes in legal or self-regulatory requirements, including franchising laws, accounting standards, payment card industry rules, overtime rules, minimum wage rates, government-mandated health benefits, tax legislation and menu-board labeling requirements;

•	the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

•
the impact of general economic conditions on consumer spending, including a slower consumer economy and high unemployment rates, particularly in geographic regions that contain a high concentration of Wendy’s or Arby’s restaurants, and the effects of war or terrorist activities; and

•
other risks and uncertainties affecting us and our subsidiaries referred to in the Wendy’s/Arby’s Form 10-K for the fiscal year ended December 28, 2008 (see especially “Item 1A.  Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and in subsequent Quarterly Reports on Form 10-Q filed by Wendy’s/Arby’s with the Securities and Exchange Commission.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this Current Report on Form 8-K as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.